As filed with the Securities and Exchange Commission on April __, 1997.

                           Registration No. 333-21067



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO.1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933,
                                   AS AMENDED



                          CLUCKCORP INTERNATIONAL, INC.
                      (Exact Name of Small Business Issuer
                          As Specified In Its Charter)

            Texas                           5812                    76-0406417
(State or other jurisdiction of   (Primary Standard Industrial    (IRS Employer
incorporation or organization)      Classification Code No.)       I.D. Number)

                          1250 N.E. Loop 410, Suite 335
                              San Antonio, TX 78209
                                 (210) 824-2496
                   (Address, including zip code, and telephone
    number, including area code, of Registrant's principal executive offices)

                  William J. Gallagher, Chief Executive Officer
                          CluckCorp International, Inc.
                          1250 N.E. Loop 410, Suite 335
                              San Antonio, TX 78209
                                 (210) 824-2496
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                        Copies of all communications to:

Gary A. Agron, Esq.                          Michael R. Koblenz, Esq.
Law Office of Gary A. Agron                  Mound, Cotton & Wollan
5445 DTC Parkway, Suite 520                  One Battery Park Plaza
Englewood, CO 80111                          New York, New York 10004
(303) 770-7254                               (212) 804-4200
(303) 770-7257 (fax)                         (212) 344-8066 (fax)

     Approximate date of commencement of the Offering: As soon as practicable after the date of the Offering.

     If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.


     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. __X__


     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box:

                         CALCULATION OF REGISTRATION FEE

     Title of Each Class              Amount To                 Proposed                                         Amount of
        of Securities                     Be                 Maximum Price             Offering Price          Registration
       to be Registered               Registered              Per Security                                          Fee
--------------------------------------------------------------------------------------------------------------------------------
Series A Redeemable
Convertible Preferred
Stock, $1.00 par                 575,000
value(1)                         Shares                          $10.00            $5,750,000                     $1,743

Common Stock, $.01
par value, underlying
Series A Redeemable
Convertible Preferred            1,725,000
Stock(2)(4)                      Shares                          $3.33             $5,744,250                     $1,741

Series A Redeemable
Convertible Preferred
Stock Underlying
Representative's                 50,000
Warrants(3)                      Shares                          $13.00            $  650,000                     $  182

Common Stock, $.01
par value, underlying
Series A Redeemable
Convertible Preferred
Stock Underlying the
Representative's                 150,000
Warrants(2)(4)                   Shares                          $3.33             $  499,500                     $  152


Common Stock, $.01 par
value, issuable as
dividends upon the               530,770
Preferred Stock (5)              Shares                          $6.50(5)          $3,450,005                     $1,045

Totals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               $16,047,573(4)                 $4,863(6)

(1) Includes the overallotment option granted to the Representative to purchase an additional 112,500 shares of Series A Redeemable Convertible Preferred Stock ("Preferred Stock").

(2) Issuable upon conversion of the Preferred Stock. It is anticipated that each share of Preferred Stock will be convertible into no more than three shares of Common Stock, with the exact conversion ratio to be based upon the closing price of the Common Stock on NASDAQ one day prior to the effective date of the Registration Statement.

(3) The exercise price of the Representative's Warrants is equal to 120% of the Preferred Stock price.


(4) Pursuant to Rule 416, there is also being registered hereunder a presently indeterminable number of shares of Common Stock that may be issued pursuant to the anti-dilution provisions of the Preferred Stock.

(5) Assumes an annual dividend of 12% on $5,750,000 of Preferred Stock totaling $690,000 payable in common stock at the current closing price of $6.50 per share on _______ 1997 for a period of five years.

(6) $3,818 was previously paid.  Accordingly $1,045 is due with this filling.


     The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               (EXHIBIT INDEX LOCATED ON PAGE ___ OF THIS FILING)

                          CLUCKCORP INTERNATIONAL, INC.

                              Cross Reference Sheet


Item  Caption                                  Location or Caption in Prospectus

1.    Front of Registration Statement and      Outside Front Cover Page
      Outside Front Cover of Prospectus

2.    Inside Front and Outside Back Cover of   Inside Front and Outside Back
      Prospectus                               Cover Pages

3.    Summary Information and Risk Factors     Prospectus Summary; Risk Factors

4.    Use of Proceeds                          Use of Proceeds

5.    Determination of Offering Price          Risk Factors; Underwriting

6.    Dilution                                 Not Applicable

7.    Selling Security Holders                 Not Applicable

8.    Plan of Distribution                     Underwriting

9.    Legal Proceedings                        Business - Litigation

10.   Directors, Executive Officers,           Management
      Promoters and Control Persons

11.   Security Ownership of Certain            Principal Stockholders
      Beneficial Owners and Management

12.   Description of Securities                Description of Securities

13.   Interests of Named Experts and Counsel   Not Applicable

14.   Disclosure of Commission Position on     Limitations on Liability and
      Indemnification for Securities Act       Indemnification
      Liabilities

15.   Organization Within Last Five Years      Business; Certain Transactions

16.   Description of Business                  Business; Risk Factors

17.   Management's Discussion and Analysis     Management's Discussion and
      or Plan of Operations                    Analysis of Financial Condition
                                               and Results of Operations

18.   Description of Property                  Business - Properties

19.   Certain Relationships and Related        Certain Transactions
      Transactions

20.   Market for Common Equity and Related      Price Range of Common Stock
      Stockholder Matters

21.   Executive Compensation                    Management - Executive
                                                Compensation

22.   Financial Statements                      Financial Statements

23.   Changes in and Disagreements with         Not Applicable
      Accountants on Accounting and
      Financial Disclosure

Subject to Completion              Preliminary Prospectus Dated __________, 1997

                          CLUCKCORP INTERNATIONAL, INC.

            500,000 Shares of Convertible Redeemable Preferred Stock
                                $10.00 per share



     CluckCorp International, Inc. (the "Company") is offering (the "Offering") 500,000 shares of $1.00 par value Series A Redeemable Convertible Preferred Stock (the "Preferred Stock") at $10.00 per share through Global Equities Group, Inc. as the lead managing underwriter and the representative ("Representative") of the underwriters ("Underwriters") herein named and through Suncoast Capital Corp. as the co-managing underwriter ("Co-Manager").

     The Preferred Stock is convertible at the option of the holder at any time after one year from the date hereof into shares of the Company's $.01 par value common stock (the "Common Stock"). The number of shares of Common Stock issuable upon conversion of each share of Preferred Stock (the "Conversion Rate") is equal to $10.00, divided by _____ (the "Conversion Price"). The initial Conversion Rate is _____ shares of Common Stock for each share of Preferred Stock. No additional cash consideration must be paid to exercise the conversion right. The Preferred Stock will automatically convert to Common Stock at the Conversion Rate if the closing price for the Preferred Stock equals or exceeds $20.00 per share for ten consecutive trading days at any time after one year from the date hereof. The Preferred Stock is convertible into Common Stock at the election of the holder at any time after one year from the date hereof. The Preferred Stock may be redeemed in whole or in part, at the option of the Company after two years from the date hereof upon 30 days' written notice (the "redemption date") at 110% of the average bid price per share for the Preferred Stock on The NASDAQ SmallCap Tier of The NASDAQ Stock Market ("The NASDAQ SmallCap Market") for the 20 trading days prior to the redemption date. Dividends on the Preferred Stock are cumulative, will accrue and are payable quarterly in arrears at a quarterly rate of $.30 per share representing a yield of 12% per annum. See "Description of Securities."

     On April 25, 1997, the closing sale price of the Common Stock on The NASDAQ SmallCap Market was $7.78 per share. The Company has applied to have the Preferred Stock listed on The NASDAQ SmallCap Market.


     This Offering involves a high degree of risk and should not be purchased by investors requiring current income. See "Risk Factors."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            Price to Public    Underwriting         Proceeds to
                                              Discounts(1)(3)      Company(2)(3)

Per Share ............         $10.00               $1.00              $9.00

Total ................       $5,000,000           $500,000          $4,500,000


(1) Excludes a nonaccountable expense allowance payable by the Company to the Representative equal to 3% of the aggregate initial public offering price of the Preferred Stock. The Company has agreed to issue Preferred Stock purchase warrants (the "Representative's Warrants") to the Representative to purchase 50,000 shares of Preferred Stock for $13.00 per share and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $250,000, together with the Representative's nonaccountable expense allowance of $150,000.

(3) Assumes no exercise of the Representative's option, exercisable within 45 days from the date of this Prospectus, to purchase up to 75,000 additional shares of Preferred Stock on the same terms, solely to cover overallotments (the "Overallotment Option"). If the Overallotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $5,750,000, $575,000 and $5,175,000, respectively. See "Underwriting."

     The Preferred Stock is offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders, in whole or in part. It is expected that delivery of the Preferred Stock will be made in New York, New York on or about __________, 1997.


GLOBAL EQUITIES GROUP, INC.             SUNCOAST CAPITAL CORP.


                               The date of this Prospectus is __________, 1997

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, copies of which may be obtained from the Commission upon payment of the prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60621.


     Certain persons participating in this Offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Preferred Stock including purchase and sale transactions of the Preferred Stock on The NASDAQ SmallCap Market. For a description of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained herein assumes no exercise of the Overallotment Option, or the Representative's Warrants.

     Except for the historical information contained herein, the matters set forth in this Prospectus include forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties are detailed throughout the Prospectus and will be further discussed from time to time in the Company's periodic reports filed with the Commission. The forward-looking statements included in the Prospectus speak only as of the date hereof.

The Company


     The Company owns, operates and franchises quick service restaurants under the "Harvest Rotisserie" name, which feature marinated oak-roasted rotisserie chicken, oak-roasted turkey breast, roast ham, meatloaf, an assortment of sandwiches and other fresh homestyle food items. Harvest Rotisserie restaurants (sometimes referred to as the "Restaurant(s)") emphasize rotisserie oak-roasted chicken, turkey and fresh homestyle side dishes consistent with what the Company believes to be (i) an increased consumer demand for take-home prepared foods,
(ii) an emphasis on lower fat foods such as chicken and turkey, and (iii) the popularity of homestyle cooking. Harvest Rotisserie side dishes include cold dishes such as coleslaws and salads and hot dishes such as baked beans, stuffing, corn, parsley potatoes, macaroni and cheese, steamed fresh vegetables, mashed potatoes and gravy, rice, creamed spinach, cheese rice and baked cinnamon apples. The Company maintains strict quality standards in purchasing, storing, preparing and serving its entrees, side dishes, desserts and other products.

     To date, the Company has opened three Restaurants in San Antonio, Texas (one of which is used as both a training facility and a public restaurant) and one Restaurant in Corpus Christi, Texas. The Company has also executed leases or acquired property to develop five additional Restaurants in San Antonio and Houston, Texas, although it currently has the funds to develop only three such restaurants. The Company seeks to enter into traditional single Restaurant franchise agreements as well as area development agreements although it has not yet executed any franchise agreements and has no area development agreements in effect. Area development agreements require the area developer to develop a specified number of Restaurants within a delineated territory in accordance with a development schedule. Management believes that area development agreements allow for the more rapid development of a target market area by generally more experienced restaurant operators who are able to realize economies of scale resulting from opening a number of Restaurants in a given area. These operators often require less management supervision by Company personnel and provide the Company with higher franchise fee income in a shorter period of time.



     The Company intends to use substantially all of the proceeds of the Offering to acquire restaurant properties in certain metropolitan markets and sublease the properties to area developers who will operate them as Harvest Rotisserie restaurants. The Company may require the area developers to execute promissory notes to the Company representing any acquisition costs advanced by the Company and may also advance funds to area developers for costs incurred to convert properties to Harvest Rotisserie restaurants and for working capital. The Company will then seek to recoup its costs through franchise fee payments and repayments of any promissory notes issued by the area developers who will also be responsible to tender restaurant property lease payments directly to the owners of the properties. See "Use of Proceeds."


History

     The Company was incorporated in Texas in June 1993 under the name Clucker's Tex-Mex Venture, Inc. and changed its name to CluckCorp International, Inc. in April 1995. Prior to November 1994, the Company was an area developer for Cluckers Wood Roasted Chicken, Inc. ("CWRC"), the developer and franchisor of the original "Cluckers" restaurant concept. The Company acquired from WaterMarc Food Management, Inc. ("WaterMarc"), formerly Billy Blues Food Corporation and an affiliate of the Company, the Cluckers franchise development rights for Texas, Mexico and certain Central American countries. After CWRC had opened ten company-owned restaurants between 1991 and 1994 in Florida, Georgia and New York and had sold franchises for an additional 165 restaurants, controlling interest in CWRC was purchased by Kenny Rogers Roasters, Inc. ("Roasters")a non-affiliate in November 1994. The Company then exchanged its Cluckers area development agreement with CWRC for systems, franchising materials, signage and the exclusive right to use the Cluckers name, trademark and service mark solely in Texas. The Company did not acquire international rights to the Cluckers name because neither CWRC nor anyone else had obtained any international rights, other than the Mexican and Central American rights described above. However, the Company subsequently registered the Cluckers name in Mexico and applied for trademarks to use the Cluckers name and logos in the United Kingdom, Canada, Singapore and Malaysia.


     The Company is licensed to use the Cluckers name only in Texas, and is obligated to pay a license fee of 2% of gross sales applicable only to its Cluckers restaurants in Texas for the first 10 years and 1% of gross sales thereafter. No such license fees are required for Restaurants outside the United States. In February 1995 and July 1995, the Company formed Cluckers Restaurants, Inc. and Harvest Restaurants, Inc., wholly-owned Texas corporate subsidiaries, to act as franchisors for the Company's Cluckers and Harvest Rotisserie restaurants. The Company is not required to pay a license fee for its Harvest Rotisserie restaurants because it developed and owns the rights to the Harvest Rotisserie name and concept.

     In February 1996, the Company decided to concentrate on the development, operation and franchising of Harvest Rotisserie restaurants, which the Company believes is an improvement over the original Cluckers concept because Harvest Rotisserie restaurants offer an expanded menu which includes a number of additional homestyle entrees offering lower fat foods. Accordingly, it converted its one Cluckers restaurant in San Antonio, Texas to a Harvest Rotisserie restaurant.


     In July 1996, the Company sold 1,000,000 shares of Common Stock and 2,300,000 common stock purchase warrants (the "IPO Warrants") in an initial public offering ("IPO") of its securities through Global Equities Group, Inc. ("Global" or the "Representative") as representative of the underwriters of the IPO. Global is also acting as the Representative in this Offering. The Company realized net proceeds of approximately $4,700,000 from the IPO based upon the seal of the Common Stock at $5.50 per share and the IPO Warrants at $.125 per IPO Warrant. Proceeds from the IPO were used to open three Restaurants to date and will be sufficient to finance an additional three of the five restaurant properties currently under lease. The remaining two restaurant properties are the subject of ground leases and the Company will require additional financing to construct the buildings which will house the Restaurants. The first three Restaurants will be completed in 1997. However, there can be no assurance that financing will be available to the Company to complete the remaining two Restaurants. See "Business - Properties." Following the IPO, the Company's Restaurant development schedule was initially delayed as a result of the Company's decision to eliminate certain Restaurant sites and substitute new sites selected following the IPO. See "Business - Properties."

     The Company's principal executive offices are located at 1250 N.E. Loop 410, Suite 335, San Antonio, Texas 78209 and its telephone number is (210) 824-2496.


The Offering

Securities Offered (1)......500,000 shares of Preferred Stock.


Common Stock Outstanding(2).2,112,750 shares at December 29, 1996.


Estimated Net Proceeds(l)...Approximately $4,100,000 after deducting commissions and expenses of approximately $900,000 including the Representative's nonaccountable expense allowance and other expenses of the Offering.

Use of Proceeds.............Acquisition of Restaurants for sublease to area developers; financial assistance to area developers and working capital. See "Use of Proceeds."


The NASDAQ SmallCap Market Symbols..............Common Stock:  ROTI
                                                Warrants:  ROTIW
                                                Preferred Stock:  ROTIP


Risk Factors................Investment in the securities involves a high degree of risk and should only be purchased by investors capable of suffering a loss of their entire investment. See "Risk Factors."
----------

(1) If the Overallotment Option is exercised in full, 75,000 additional shares of Preferred Stock will be sold, with net proceeds to the Company of $4,752,500 after deducting commissions and expenses.

(2) Does not include an aggregate of __________ shares of Common Stock issuable upon exercise of outstanding warrants and options (collectively, the "Existing Options") comprised of (i) 2,300,000 shares issuable upon exercise of the IPO Warrants, (ii) 300,000 shares issuable upon exercise of the Warrants earned by the Representative in the IPO (the "Representative's IPO Warrants"), (iii) __________ shares issuable upon conversion of the Preferred Stock and the Preferred Stock issuable under the Representative's Warrants, (iv) 325,280 shares issuable upon exercise of other outstanding common stock purchase warrants (257,280 of which were exercised after December 29, 1996), and (v) 237,000 shares issuable under the Company's 1994 Stock Option Plan. See "Capitalization" and "Description of Securities."

Description of Preferred Stock


Conversion          Each  share of  Preferred  Stock is  convertible  into _____
                    shares of Common Stock, subject to adjustment in certain events at any time after one year from the date hereof.
                    Fractional shares of Common Stock will be rounded to the nearest whole share. The Preferred Stock will automatically convert into Common Stock at any time after one year from the date hereof at the Conversion Rate if the closing price for the Preferred Stock equals or exceeds $20.00 per share for ten consecutive trading days.


Redemption          The  outstanding   Preferred  Stock  is  redeemable  at  the
                    Company's option at any time on or after two years from the date hereof upon 30 days' written notice at 110% of the average bid price per share for the Preferred Stock on NASDAQ for the 20 trading days prior to the redemption date.


Voting Rights       The  Preferred  Stock is  nonvoting,  except  as to  matters affecting the rights of the Preferred Stockholders.


Liquidation
 Preference         $10.00 per share, plus accrued and unpaid dividends.


Dividends           Quarterly   cumulative   dividends  of  $.30  per  share  of
                    Preferred Stock in cash or in the Company's Common Stock at the sole discretion of the Company. The value of any Common
                    Stock issued will be the last reported sales price of the Common Stock on The NASDAQ SmallCap Market on the last day of each calendar quarter and fractional shares of Common
                    Stock will be rounded to the nearest whole share.

                             Summary Financial Data

     The following summary financial data has been derived from the financial statements of the Company and should be read in conjunction with such financial statements.

                                       Year Ended     Year Ended     Year Ended
                                       December 29    December 31,   December 25,
                                       -----------    ------------   ------------
                                          1996            1995           1994
Statement of Operations Data:
Revenues:
  Restaurant .......................   $   263,892    $   226,678    $   243,988
  Area development fee, stockholder           --           50,000           --
                                       -----------    -----------    -----------
                                       $   263,892    $   276,678    $   243,988


Cost and Expenses:
  Cost of food and paper ...........       112,530         82,171        105,650
  Restaurant salaries and benefits .       125,954        127,400        146,677
  Occupancy and related expenses ...        58,191         63,605         67,611
  Operating expenses ...............        73,661         86,641        106,647
  General and administrative .......     1,261,198        567,605        197,641
  Preopening expenses ..............       131,074         59,363         25,783
  Depreciation and amortization ....       104,467         73,879         58,940
                                       -----------    -----------    -----------
     Total operating expenses ......     1,877,075      1,060,664        708,949
                                       -----------    -----------    -----------
  Loss from operations .............    (1,613,183)      (783,986)      (464,961)

Non-operating income (expense):
  Interest income ..................        56,747           --             --
  Interest and debt discount expense      (454,818)      (140,497)       (29,063)
                                       -----------    -----------    -----------
                                          (398,071)      (140,497)        29,063

Net loss ...........................   $(2,011,254)   $  (924,483)   $  (494,024)
                                       ===========    ===========    ===========
Net loss per common share ..........   $     (1.29)   $     (0.75)   $     (0.49)

Weighted average number of
  common shares outstanding(1) .....     1,553,824      1,224,531      1,005,107

                                            December 29, 1996
                                            -----------------
                              Historical                       As Adjusted(2)
                              ----------                       --------------
Balance Sheet Data:
Working capital              $   956,081                        $ 5,056,081
Total assets                   3,137,712                          7,237,712
Total liabilities                554,610                            554,610
Long-term debt                     --                                 --
Stockholders' equity           2,583,102                          6,683,102
----------

(1) Weighted average number of common shares outstanding includes common equivalent shares issuable upon the exercise of outstanding stock options and common stock purchase warrants.
(2) To reflect the issuance of the Preferred Stock offered hereby, excluding 75,000 shares of Preferred Stock which may be issued upon exercise of the Overallotment Option.

                                  RISK FACTORS


     Prospective purchasers should carefully consider the following risk factors and the other information contained in this Prospectus before making an investment in the Preferred Stock. Information contained in this Prospectus includes "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Management's Discussion and Analysis of Financial Condition and Results of Operations." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward- looking statements. Other unanticipated factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

     Limited Operating History; Negligible Revenues; Ongoing Substantial Operating Losses. The Company has a limited operating history (commencing in June 1993) upon which potential investors may base an evaluation of its performance. The Company has operated at a loss since inception and has accumulated a deficit of $3,576,796 at December 29, 1996. For the fiscal years ended December 29, 1996, and December 31, 1995, the Company reported revenues of 263,892 and $276,678 and net losses of $2,011,254 and $924,483, respectively.
There can be no assurance that the Company's operations will become profitable or that revenues will increase. The Company's operating expenses are expected to increase due to its expansion plans and, accordingly, it is anticipated that the Company will incur additional losses unless revenues from an expanded base of Restaurants or franchise fees become sufficient to offset ongoing operating and expansion costs, of which there can be no assurance. The likelihood of the Company's success must be considered in light of the problems, experiences, difficulties, complications and delays frequently encountered in connection with the operation and development of new businesses. See "Business" and "Financial Statements."

     Four Restaurants in Operation; Operating Losses; Uncertainty of Market Acceptance. The Company has only four Restaurants in operation, one of which is being used both as a training facility and a public restaurant. This restaurant has operated at a loss since opening in January 1994 and the Company believes that at least two of its remaining three Restaurants are also currently operating at a loss. The Company has not conducted any formal market studies regarding its Harvest Rotisserie concept in Texas or any other markets and has engaged in limited marketing activities.

Achieving consumer awareness and market acceptance for its Restaurants, particularly as the Company seeks to penetrate new markets, will require substantial efforts and expenditures by the Company. There can be no assurance that the Restaurants will achieve market acceptance. See "Business."

     Reliance Upon Public Offering Proceeds. The Company requires the proceeds of the Offering to finance the acquisition of Restaurants expected to be subleased to and operated by area developers selected by the Company. In the event the Offering is not completed the Company will not have the funds necessary to acquire and sublease these Restaurants. See "Use of Proceeds."


     Dependence Upon Area Developers. The Company intends to use substantially all of the proceeds of the Offering to acquire restaurant properties to be subleased to and operated by area developers after conversion to Harvest
Rotisserie restaurants. The Company will acquire the restaurant properties, sublease the properties to area developers (if area developers are obtained by the Company) and may also provide funds to the area developers to convert the properties to Harvest Rotisserie restaurants and for initial working capital. The Company will then seek to recoup its costs through royalty payments and loan repayments from the area developers. If the Company is unable to attract area developers willing to operate the restaurant properties or if the area developers are unsuccessful in the operation of the restaurant properties, the Company may be unable to recoup any or all of its investments in the properties and would also be liable on leases it executed with the property owners. In such event, the Company's financial condition and results of operations would be severely adversely affected. The Company has no current understandings, arrangements or agreements with any such area developers. See "Use of Proceeds" and "Business - Application of Offering Proceeds."


     Intense Competition. The food service industry is intensely competitive with respect to food quality, concept, location, service and price. There are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. The Company competes with take-out food service companies, fast-food restaurants, casual full-service dine-in restaurants, delicatessens, cafeteria-style buffets and prepared food stores, as well as with supermarkets and convenience stores. The number of rotisserie roasted chicken establishments and the number of national restaurant chains, fast-food and grocery stores offering rotisserie roasted chicken and other homestyle food products has increased in the past few years, providing direct competition for customers and resulting in the sale or closing of a number of rotisserie roasted chicken establishments including establishments operated by some of the larger franchise chains. Moreover, other national restaurant chains could introduce new chains of food service restaurants similar to Harvest Rotisserie. See "Business-Competition."

     Change of Management. Since August 1996, the Company's Chief Executive Officer (who was also a director of the Company) and two of its outside directors have resigned. Although the Company has added two new executive officers and replaced the two directors who resigned, a lack of management continuity may adversely affect the Company's operations in the near future. See "Management."

     Risks Associated with the Food Service Industry. Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number, and location of competing restaurants. Multi-unit food service chains may also be affected by publicity resulting from poor food quality, illness, injury, or other health concerns or operating issues stemming from individual restaurants. Dependence on frequent deliveries of fresh produce also subjects food service businesses such as the Company to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of food ingredients. In addition, factors such as inflation, increased food, labor and employee benefits costs, regional weather conditions and the limited availability of experienced management and hourly employees may also adversely affect the food service industry in general and the Company's results of operations and financial condition in particular. See "Business."


     Risks Associated With Expansion. The Company intends to continue to apply proceeds from its IPO to develop Company-owned Restaurants. Developing additional Restaurants will be dependent on, among other things, market acceptance for the Company's Harvest Rotisserie concept, the availability of suitable Restaurant sites, timely development and construction of the Restaurants, the hiring of skilled management and other personnel, the Company's general ability to successfully manage growth (including monitoring Restaurants, controlling costs and maintaining effective quality controls), the availability of adequate financing and the Company's ability to attract and retain qualified franchisees. In the case of franchised restaurants, the Company will also be substantially dependent on the management skills of its franchisees. The Company operates only four restaurants, and ongoing losses reported by these Restaurants or losses incurred by future Restaurants developed by the Company would have an adverse effect upon the Company's financial condition and results of operations. See "Use of Proceeds" and "Business-Restaurant Expansion."

     Need for Additional Capital. In order to develop additional Restaurants, the Company will have an ongoing need for additional capital. The Company has no commitments or arrangements to obtain any additional capital and no assurances can be given that such capital will be available on terms satisfactory to the Company, if at all. The Company's ability to open the remaining two Restaurants of the five Restaurants for which leases have been executed is contingent upon the Company's ability to obtain construction financing and equipment lease financing. If it is unable to do so, the Company will be required to delay the opening of these two Restaurants. See "Use of Proceeds" and "Business - Properties."


     Importance of Attracting Competent Area Developers and Franchisees. The Company's future success will be dependent upon its ability to attract and retain Restaurant area developers and franchisees and the manner in which Restaurant franchisees operate, develop and promote their Restaurants. Currently, the Company has no area developers or franchisees. There can be no assurance that franchisees will have the business abilities or access to financial resources necessary to open the Restaurants required by their franchise agreements or that they will operate their Restaurants in a manner consistent with the Company's concept and standards. The Company competes for qualified franchisees with multinational fast food chains, national and regional restaurant chains and other regional and local restaurant franchisors. Many restaurant franchisors have greater market recognition and greater financial, marketing and human resources than the Company. See "Business-Competition."

     Adverse Effect of Government Regulation. The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and those relating to building and zoning requirements. The Company and future franchisees are also subject to laws relating to employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. In addition, the Company is subject to regulation by the Federal Trade Commission and must comply with many state laws which govern the offer, sale and termination of franchises. Compliance with such laws is time consuming and expensive and failure to comply could subject the Company to significant liability to franchisees. The failure to obtain or retain food licenses or approvals to sell franchises or an increase in the minimum wage rate, employee benefits costs (including costs associated with mandated health insurance coverage), or other costs associated with employees, could adversely affect the operations of the Company and its franchisees. See "Business-Regulation."


     Limited Menu. The Company's Harvest Rotisserie restaurants have limited menus with chicken and turkey products accounting for a majority of sales. A decline in consumer demand for poultry products or increased chicken or turkey prices would have an adverse effect on the Company's operations. In addition, the Company could be affected by health-related concerns, such as fear of bacterial infection, relating to poultry. If the Company seeks to expand its menu selections, there can be no assurance that new menu selections will achieve market acceptance. See "Business-Introduction."


     Competitors Offer Discount Pricing. A number of quick service restaurant companies (including chicken restaurants) have recently experienced lower growth rates and declines in average sales per restaurant, in response to which certain of these companies have adopted discount pricing strategies. Such strategies could have the effect of drawing customers away from companies which do not engage in discount pricing and could negatively impact the operating margins of other competitors which do attempt to match these discount prices.

     Possible Inadequacy of General Liability and Commercial Insurance; Product Liability Insurance. Although the Company carries general liability, product liability and commercial insurance of up to $2,000,000, there can be no assurance that its coverage will be adequate to protect it against general, commercial or product liability claims. Any general, commercial or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on the financial condition of the Company. There can be no assurance that the Company will be able to maintain its insurance on reasonable terms. See "Business-Insurance."


     No Assurance of Trademark and Service Mark Protection; Limited Exclusivity. The Company believes that its Harvest Rotisserie and Cluckers names, trademarks and service marks ("Marks") have value and are important to the marketing of its Restaurants and products. There can be no assurance, however, that the Company's Marks do not or will not violate the proprietary rights of others, that the Company's Marks would be upheld if challenged or that the Company would not otherwise be prevented from using its Marks. The Company has registered with the United States Patent Office its Harvest Rotisserie name, trademark and service mark. The Company's exclusive right to the Cluckers Marks is limited in the United

States to the State of Texas. There can be no assurance that the Company will obtain sufficient protection for its Harvest Rotisserie or Cluckers Marks or that it will have the financial resources to enforce or defend its Marks. See "Business-Trademarks and Service Marks."

     Dependence Upon Qualified Personnel and Executive Officers. The Company's operations depend in part upon its ability to retain and hire qualified personnel and the continued services of its executive officers. The loss of services of any of the Company's executive officers, whether as a result of death, disability or otherwise, could have a material adverse effect upon the Company's operations. The Company does not have employment agreements with any of its executive officers or employees (except Mr. Gallagher) and does not carry key person insurance on any of their lives. See "Management."

     No Dividends on Common Stock; Dilution Caused By Issuance of Common Stock to Pay Preferred Stock Dividends. The Company has not paid any dividends on its Common Stock since its inception and does not anticipate paying any dividends in the foreseeable future. The Company plans to retain earnings, if any, to finance the development and expansion of its business. Dividends on the Preferred Stock may be paid in cash or in the Company's Common Stock at the sole discretion of the Company. Should the Company elect to pay Preferred Stock dividends in Common Stock, the ownership of Common Stock by the existing holders of Common Stock will be diluted. See "Dividend Policy" and "Description of Securities Preferred Stock."

     Potential Adverse Effect of "In the Money" Warrants. The IPO Warrantholders may purchase up to 2,300,000 shares of Common Stock at $4.00 per share which is considered to be "in the money" because the price is below the current market price of the Common Stock. Accordingly, the exercise of the IPO Warrants may have a depressive effect on the market price of the Common Stock by significantly increasing the number of shares outstanding. See "Description of Securities - IPO Warrants."


     Potential Adverse Effect of Shares Issuable Upon Exercise of Stock Options and Shares Eligible for Future Sale. The Company has 2,112,750 shares of Common Stock outstanding as of December 29, 1996, and has reserved for issuance an aggregate of __________ shares of Common Stock upon exercise of the Existing Options. An aggregate of 1,000,000 shares issued in the IPO, 2,300,000 shares underlying the IPO Warrants and __________ shares issuable upon conversion of the Preferred Stock have been previously registered or are being registered hereby. Additionally, 300,000 shares issuable upon exercise of the Representative's IPO Warrants and __________ shares issuable upon conversion of the Representative's Warrants are subject to demand registration rights and 257,280 shares underlying common stock purchase warrants must be registered by the Company by August 10, 1997. Finally, a total of 990,000 shares of the Company's Common Stock outstanding have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), are "restricted securities" but may be sold from time to time under Rule 144 of the Securities Act, subject to lock up agreements restricting the sale of 500,000 of such shares until August 1997 except with the written consent of the Representative. The remaining 240,000 shares are also subject to a lockup agreement restricting sale through August 1997 executed by JEB Investment Company ("JEB"). However, the shares were subsequently foreclosed upon by WaterMarc and the JEB lockup agreement may not be effective against WaterMarc in which event the 240,000 shares may be sold prior to August 1997. Exercise of the Existing Options could dilute the Company's net tangible book value and/or prove to be a hindrance to future financing. The holders of Existing Options may exercise them at a time when the Company might otherwise be able to obtain additional equity capital on terms more favorable to the Company. Exercise of registration rights and maintenance of a current prospectus in connection with the IPO Warrants, the shares issuable upon conversion of the Preferred Stock and the Representative's Warrants could involve substantial expense to the Company at a time when it could not afford such expenditures and may adversely affect the terms upon which the Company could obtain additional financing. See "Certain Transactions", "Description of Securities" and "Shares Eligible for Future Sale."


     Representative's Limited Underwriting Experience. The Representative was recently organized and has acted as a representative of the Underwriters in only one prior public Offering (which was the Company's IPO) although it has participated as a dealer in offerings underwritten by others. This lack of underwriting experience may adversely affect the development or continuation of a trading market for the Preferred Stock and negatively influence the market price of the Preferred Stock following the Offering. See "Underwriting."


     Potential Adverse Effect due to Underwriters' Influence on the Market Price of the Securities. A significant amount of the Preferred Stock offered hereby may be sold to customers of the Representative and the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of Preferred Stock through or with the Underwriters. Should the Representative make a market in the Preferred Stock, this market-making activity may terminate at any time. Accordingly, the Representative may exert a dominating influence on the market, if one develops, for the Preferred Stock, and the price and liquidity of the Preferred Stock may be significantly affected by the degree, if any, of the Underwriters' participation in such market.


     Maintenance Criteria for The NASDAQ SmallCap Market Securities. The National Association of Securities Dealers, Inc. ("the NASD"), which administers The NASDAQ SmallCap Market, sets the criteria for continued eligibility on The NASDAQ SmallCap Market. In order to continue to be included on The NASDAQ SmallCap Market, a company must maintain $2 million in total assets, a $200,000 market value of its public float and $1 million in total capital and surplus. In addition, continued inclusion requires two market-makers, at least 300 holders of the Common Stock and a minimum bid price of $1 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in The NASDAQ SmallCap Market if the market value of the public float is at least $1 million and the Company has $2 million in capital and surplus. The Company's failure to meet these maintenance criteria in the future or future maintenance requirements imposed by The NASDAQ SmallCap Market may result in the discontinuance of the inclusion of its securities in The NASDAQ SmallCap Market. In such event, trading, if any, in the securities may then continue to be conducted in the non-NASDAQ over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities. In addition, the Company would be subject to Rule 15g (the "Rule") promulgated under the Exchange Act which imposes various sales practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may have an adverse effect on the ability of broker-dealers to sell the securities, which may affect the ability of purchasers in the Offering to sell the securities in the secondary market. The NASD recently proposed significantly more stringent maintenance requirements which require $2 million in net tangible assets, 500,000 shares in the public float and elimination of the exception to the $1 per share bid price requirement. Should these new maintenance requirements be adopted it will be progressively more difficult for the Company to remain on NASDAQ.

     Disclosure Related to Penny Stocks. The Commission has adopted rules that define a "penny stock" as equity securities priced at under $5.00 per share which are not listed for trading on NASDAQ (unless (i) the issuer has a net worth of $2,000,000 if in business for more than three years or $5,000,000 if in business for less than three years or (ii) the issuer has had average annual revenues of $6,000,000 for the prior three years. In the event that any of the Company's securities are characterized in the future as penny stock, broker-dealers dealing in the securities will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer among other things to (i) determine the suitability of purchasers of the securities, and obtain the written consent of purchasers to purchase such securities and
(ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from affecting transactions in penny stocks, which could reduce the liquidity of the securities offered hereby.


     Stockholder Approval Not Required for Issuance of Preferred Stock; Prevention of Change in Control. The authorized capital stock of the Company includes 5,000,000 shares of Preferred Stock (none of which are currently outstanding), which may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as are determined by resolution of the Board of Directors of the Company without approval of the Company's Common stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by  stockholders  and could  adversely  affect  the  rights  and  powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of Preferred Stock could depress the market price of the Common Stock. See "Description of Securities-Preferred Stock."

     Limitation on Directors' Liability. The Company's Articles of Incorporation provide for certain limitations on the liability of the Company's directors to its stockholders for monetary damages. See "Description of Securities-Directors' Liability."

     Redemption of Preferred Stock. Commencing two years from the date of this Prospectus, the Preferred Stock may be redeemed by the Company on 30 days' prior written notice at 110% of the average bid price per share for the Preferred Stock on NASDAQ for the 20 trading days prior to the redemption date. Accordingly, holders of the Preferred Stock may be required to either exchange their Preferred Stock for Common Stock or accept a fixed payment price for each share of Preferred Stock. See "Description of Securities."

     No Assurance of an Active Public Market. While the Preferred Stock will be free of restrictions on transfer, there is presently no public market for the Preferred Stock and although the Company has applied to have the Preferred Stock included on NASDAQ, there can be no assurance that an active market will develop or be maintained. Accordingly, there can be no assurance that purchasers will be able to sell the Preferred Stock in the future. See "Description of Securities."

     Non-Registration in Certain Jurisdictions of Shares of Common Stock Underlying the Preferred Stock. The Preferred Stock is not convertible unless, at the time of conversion, the Company has a current prospectus covering the shares of Common Stock issuable upon conversion of such Preferred Stock and such shares of Common Stock have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holders of such Preferred Stock. Although the Company is registering the underlying Common Stock hereby and will use its best efforts to maintain a current prospectus relating thereto while the Preferred Stock is outstanding, there is no assurance that it will be able to do so.

     Purchasers may buy Preferred Stock in the aftermarket or may move to jurisdictions in which the shares of Common Stock underlying the Preferred Stock are not so registered or qualified during the period that the Preferred Stock is outstanding. In this event, the Company would be unable to issue Common Stock to those persons desiring to convert their shares of Preferred Stock unless and until such shares could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdiction. In such event, the holders of Preferred Stock could be unable to convert their shares to Common Stock. See "Description of Securities."

     Offering Price Arbitrarily Determined. The offering price of the Preferred Stock was arbitrarily determined through negotiations between the Representative and the Company and does not necessarily bear any relationship to the Company's assets, earnings or other investment criteria. See "Underwriting."

                           PRICE RANGE OF COMMON STOCK


     The Company's Common Stock has traded on The NASDAQ SmallCap Market under the symbol "ROTI" since July 9, 1996.

     The following table sets forth for the quarters indicated the range of high and low closing prices of the Company's Common Stock as reported by The NASDAQ SmallCap Market.
                                                                 Price
                                                                 -----
By Quarter Ended:                                      High                Low
                                                       ----                ---
October 6, 1996................................        $8.25               $5.67
December 29, 1996..............................        $7.75               $5.75
April 20, 1997 (through April 25, 1997)........        $7.75               $6.00

     As of April 25, 1997, the Company had approximately 600 beneficial and record holders of the Common Stock.

                                 USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Preferred Stock after deducting underwriting commissions and expenses and other expenses of the Offering are expected to be $4,100,000. The Company intends to apply the net proceeds generally over a 12-month period as follows:


                                                  Amount               Percent
                                                  ------               -------
Acquisition of Restaurants for resale
  to area developers(1)                          2,200,000               53.6%
Financial assistance to area developers(2)       1,200,000               29.3%
Working capital                                    700,000               17.1%
                                                ----------              ------
         TOTALS                                 $4,100,000              100.0%
                                                ==========              ======
----------
(1) The Company intends to acquire approximately 12 existing restaurant properties in certain metropolitan markets, sell the assets of the restaurant properties (such as furniture, fixtures and equipment) and sublease the real estate leases to area developers selected by the Company for operation of the properties as Harvest Rotisserie restaurants. Area developers will be required to pay for the assets in cash or by execution of a promissory note payable to the Company in installments over a negotiated period of time. The promissory notes will be secured by the restaurant assets as well as the real estate lease on the property. The Company estimates that costs to acquire these properties (assuming the real estate and buildings are not purchased) will range from $100,000 to $500,000 per property and will average approximately $175,000 per property. See "Business - Application of Offering Proceeds" and "Business - Restaurant Purchase Agreements."


(2) The Company intends to provide financing (in addition to acquiring the restaurant properties) to area developers selected by the Company who agree to operate the restaurant properties leased to them by the Company. This financing will include costs incurred by the area developer to convert the properties to Harvest Rotisserie restaurants and initial working capital. The Company estimates such area developer financing will average $100,000 per restaurant property. Any unused area developer financing will be added to working capital. See "Business - Application of Offering Proceeds."

     Pending application, the net proceeds of the Offering will be invested in interest bearing savings accounts, certificates of deposit and money market accounts. Except for the working capital allocation, the net proceeds will not be used to open Company-owned Restaurants unless the Restaurants are developed for resale to area developers. See "Business - Restaurant Expansion." See also "Business - Restaurant Purchase Agreements" for a description of the ten restaurant properties the Company has contracted to acquire for resale to prospective area developers. Any additional proceeds received upon the exercise of the Representative's Warrants or the Representative's Overallotment Option will be added to working capital.


                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of December 29, 1996, and as adjusted to reflect the sale of the Preferred Stock offered hereby and the application of the net proceeds therefrom as described in "Use of Proceeds."

                                                                                        December 29, 1996
                                                                                        -----------------
                                                                               Historical          As Adjusted(2)
                                                                               ----------          --------------
Stockholders' equity:
     Preferred Stock, $1.00 par value, 5,000,000 shares authorized,
       no shares issued and outstanding, 500,000 shares as adjusted          $    --                    $  500,000
     Common Stock, $.01 par value, 10,000,000 shares authorized;
       2,112,750 shares issued and outstanding(1)                                21,128                     21,128
     Additional paid-in capital                                               6,138,770                  9,738,770
     Accumulated deficit                                                     (3,576,796)                (3,576,796)
                                                                             -----------                -----------
Total stockholders' equity                                                    2,583,102                  6,683,102
                                                                             -----------                ----------
Total capitalization                                                         $2,583,102                 $6,683,102
                                                                             ===========                ==========

----------

(1) Does not include an aggregate of __________ shares of Common Stock issuable upon exercise of the Existing Options comprised of (i) 2,300,000 shares issuable upon exercise of the IPO Warrants, (ii) 300,000 shares issuable upon exercise of the Warrants earned by the Representative in the IPO,
     (iii) __________ shares issuable upon conversion of the Preferred Stock and the Preferred Stock issuable under the Representative's Warrants, (iv) 325,280 shares issuable upon exercise of other outstanding common stock purchase warrants (257,280 of which were exercised after December 29, 1996, and (v) 237,000 shares issuable under the Company's 1994 Stock Option Plan. See "Description of Securities."

(2) To reflect the issuance of the Preferred Stock offered hereby, excluding 112,500 shares of Preferred Stock which may be issued upon exercise of the Overallotment Option.

                                 DIVIDEND POLICY


     The Company has never paid cash dividends on its Common Stock and intends to retain earnings, if any, for use in the operation and expansion of its business. The amount of future dividends, if any, will be determined by the Board of Directors based upon the Company's earnings, financial condition, capital requirements and other conditions. The Company will pay quarterly cumulative dividends of $.30 per share of Preferred Stock in cash or in the Company's Common Stock at the sole discretion of the Company. The value of any Common Stock issued will be the last reported sales price of the Common Stock on NASDAQ on the last day of each calendar quarter. See "Description of Securities-Preferred Stock."

                             SELECTED FINANCIAL DATA

     The selected financial information set forth below has been derived from the Company's financial statements which appear elsewhere in the Prospectus. The selected financial data is qualified in its entirety by, and should be read in conjunction with, the financial statements and the notes thereto included elsewhere herein.

                                       Year Ended     Year Ended     Year Ended
                                       December 29,   December 31,   December 25,
                                       -----------    ------------   ------------
                                          1996            1995           1994
Statement of Operations Data:
Revenues:
  Restaurant .......................   $   263,892    $   226,678    $   243,988
  Area development fee, stockholder           --           50,000           --
                                       -----------    -----------    -----------
                                       $   263,892    $   276,678    $   243,988


Cost and Expenses:
  Cost of food and paper ...........       112,530         82,171        105,650
  Restaurant salaries and benefits .       125,954        127,400        146,677
  Occupancy and related expenses ...        58,191         63,605         67,611
  Operating expenses ...............        73,661         86,641        106,647
  General and administrative .......     1,261,198        567,605        197,641
  Preopening expenses ..............       131,074         59,363         25,783
  Depreciation and amortization ....       104,467         73,879         58,940
                                       -----------    -----------    -----------
     Total operating expenses ......     1,877,075      1,060,664        708,949
                                       -----------    -----------    -----------
  Loss from operations .............    (1,613,183)      (783,986)      (464,961)

Non-operating income (expense):
  Interest income ..................        56,747           --             --
  Interest and debt discount expense      (454,818)      (140,497)       (29,063)
                                       -----------    -----------    -----------
                                          (398,071)      (140,497)        29,063

Net loss ...........................   $(2,011,254)   $  (924,483)   $  (494,024)
                                       ===========    ===========    ===========
Net loss per common share ..........   $     (1.29)   $     (0.75)   $     (0.49)

Weighted average number of
  common shares outstanding(1) .....     1,553,824      1,224,531      1,005,107

                                            December 29, 1996
                                            -----------------
                              Historical                       As Adjusted(2)
                              ----------                       --------------
Balance Sheet Data:
Working capital              $   956,081                        $ 5,056,081
Total assets                   3,137,712                          7,237,712
Total liabilities                554,610                            554,610
Long-term debt                     --                                 --
Stockholders' equity           2,583,102                          6,683,102

----------
(1) Weighted average number of common shares outstanding includes common equivalent shares issuable upon the exercise of outstanding stock options and common stock purchase warrants.


(2) To reflect the issuance of the Preferred Stock offered hereby, excluding 75,000 shares of Preferred Stock which may be issued upon exercise of the Overallotment Option.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General


     The Company was organized in June 1993, and opened its San Antonio Cluckers restaurant in January 1994. The Company's operating results for 1994 and 1995, including its limited revenues and ongoing losses, primarily reflect the operations of its one Cluckers restaurant located in San Antonio, Texas. During the fourth quarter of 1994, the Company established its corporate offices and began the initial development of its franchising program. During the third quarter of 1995 the Company began refinements to its Cluckers restaurant which evolved into the Harvest Rotisserie restaurant, and the Company completed development of the Harvest Rotisserie franchise program during this period. In February 1996 the Company elected to limit its activities to the development of Harvest Rotisserie restaurants, and opened its first Harvest Rotisserie restaurant in November 1996. In January and February 1997 the Company open two additional Harvest Rotisserie restaurants, and in January 1997, the Company converted its San Antonio Cluckers restaurant to a Harvest Rotisserie restaurant, at a cost of $25,000. To date, the Company has four Restaurants in operation, but has not sold any franchises nor does it have any area development agreements in effect.

Results of  Operations-Fiscal Year 1996 Compared to Fiscal Year 1995.

     Revenues. Restaurant revenues for 1996 were $263,892, a 16.4% increase as compared to 1995. The increase in revenues was due to the opening of an additional restaurant in November 1996. On a comparative basis, same store revenues decreased $32,820 or 14.5% between 1996 and 1995. The decrease in same store revenues was due in part to a reduction in the restaurant operating hours for the Company's only restaurant during the second quarter of 1996. The restaurant is currently open five days each week from 11 a.m. to 2 p.m. and is also being used as a training facility. Restaurant revenues in 1996 were approximately 34% of capacity for the restaurant and below the restaurant's operating costs. Management attributes the low sales volumes to the partial use of the restaurant as a training facility, reduced hours of operation and the lack of a drive-through window at the restaurant, which is located in a shopping center. Management anticipates that the sales volume for this restaurant may improve marginally in future periods due to enhanced name recognition as the Company opens additional Restaurants in the San Antonio area, although there can be no such assurance. The Company expects that most new restaurants will be free-standing with drive-through windows.

     During 1995, revenues included an area development fee for $50,000 with a then director of the Company. The area development arrangement was subsequently modified extensively. See "Certain Transactions."

     Costs and Expenses. Cost of food and paper were 46.4% of restaurant revenues for 1996, as compared to 36.3% in 1995. The increase in food and paper costs resulted primarily from food usage for recipe development for the Company's expanded Harvest Rotisserie menu, and the opening of an additional restaurant in November 1996, which typically has higher costs during the initial periods after opening.


     Restaurant  salaries,   benefits,   occupancy  and  related  expenses,  and
operating expenses include all other restaurant level operating expenses, the major components of which are direct and indirect labor, payroll taxes and benefits, operating supplies, rent, advertising, repairs and maintenance, utilities, and other occupancy costs. The combined total of these expenses was $257,806 or 97.7% of restaurant revenue for 1996, as compared to $277,646 or 122% in 1995. A substantial portion of these costs are fixed or indirectly variable and therefore were disproportionate to revenues for both periods due to low sales volumes.

     General and administrative expenses increased $693,593 or 122% in 1996 as compared to 1995. The increase resulted from the establishment of the Company's corporate offices in 1996 and expenses associated with the Company's financing, franchising, and expansion activities. In 1996, these expenses included salaries, benefits and contract services (25%), professional fees and offering expenses (37%), travel-related expenses (10%), advertising and promotion (11%), and other general and administrative expenses (17%).

     Preopening expenses increased by $71,711 1996 as compared to the same period in 1995. A substantial portion of the increase relates to initial costs associated with the development of a new Harvest Rotisserie restaurant which opened in November 1996.

     Interest and Debt Discount Expense. Interest and debt discount expense increased to $454,818 for 1996 as compared to $140,497 for 1995. The significant increase relates to the issuance of $1,684,000 face amount of 10% Bridge Notes from December 1994 to March 1996. The total amount of amortized debt discount in 1996 was $367,153. The Bridge Notes were repaid in full in July 1996 from proceeds of the Company's IPO.

     Net Loss. The Company incurred a net loss of $2,011,254 for 1996 as compared to $924,483 for 1995. The increase in net loss for 1996 was primarily the result of significantly higher interest, debt discount expenses and general and administrative expenses. The Company expects to incur significant losses in future periods until it generates sufficient revenues from expanded restaurant operations or from franchising activities to offset ongoing operating and expansion costs.

Results of Operations-Fiscal Year 1995 Compared to Fiscal Year 1994

     Revenues. Revenues for 1995, were comprised of $226,678 from restaurant operations and $50,000 for an area development fee from a stockholder of the Company. Revenues from restaurant operations were derived entirely from the San Antonio Cluckers restaurant which opened in January 1994. Restaurant revenues for 1995, decreased 7.1% as compared to 1994, which only included eleven months of restaurant operations. Annualized restaurant sales volumes for 1995 were 14.8% below 1994 levels, and were approximately 30% of capacity for the restaurant and below the restaurant's operating costs for both periods. The decrease in revenues is due in part to a reduction in the restaurant operating hours which was implemented during the third quarter of 1995. The restaurant is currently open five days each week from 11 a.m. to 2 p.m. and is also being used as a training facility. Management attributes the low sales volume to the partial use of the restaurant as a training facility and the lack of a drive-through window at the restaurant, which is located in a shopping center. The Company expects that most new restaurants will be in free-standing facilities with drive-through windows.

     Costs and Expenses. Cost of food and paper improved to 36.3% of restaurant revenues for 1995, as compared to 43.3% for 1994. The improvement in gross margins resulted primarily from efficiencies in food preparation as the restaurant matured following the initial opening in January 1994.

     Restaurant  salaries,   benefits,   occupancy  and  related  expenses,  and
operating expenses include all other restaurant level operating expenses, the major components of which are direct and indirect labor, payroll taxes and benefits, operating supplies, rent, advertising, repairs and maintenance, utilities and other occupancy costs. The combined total of these expenses was $277,646, or 122% of restaurant revenues and $320,935, or 132% of restaurant revenues for 1995 and 1994, respectively. A substantial portion of these costs are fixed or indirectly variable and therefore were disproportionate to restaurant revenues for both periods. The decrease in these expenses as a percentage of restaurant revenues was due to improved cost controls implemented during the fourth quarter of 1994.

     General and administrative expenses increased $369,964, or 187% in 1995 as compared to 1994 primarily due to the establishment of the Company's corporate offices and expenses associated with the Company's financing, franchising and expansion activities. In 1995, these expenses included salaries, benefits and contract services (29%), professional fees and public offering expenses (39%), travel related expenses (15%), advertising and promotion (6%), and other general and administrative expenses (11%).


     Preopening expenses of $59,363 in 1995 consisted primarily of lease costs for maintaining a restaurant site for future development in Houston, Texas. Preopening expenses of $25,783 in 1994 consisted of certain expenses incurred in connection with the opening of the San Antonio restaurant.


     Interest and debt discount expense of $140,497 for 1995, relates to the issuance of $1,074,500 face amount of 10% Bridge Notes, from December 1994 to November 1995, and included $87,659 of amortized debt discount. Interest expense of $29,063 in 1994 relates to a note payable with an affiliate.

     Net Loss. The Company incurred a net loss of $924,483 for 1995 as compared to $494,024 for 1994. The increase in net loss in 1995 was primarily the result of significantly higher general and administrative expenses and interest expense, which offset an area development fee and slightly improved restaurant operating results.

Liquidity and Capital Resources


     The Company has incurred losses from operations since inception and as of December 29, 1996, has an accumulated deficit of $3,576,796. The Company is not currently generating sufficient revenues from operations to meet its cash requirements. Management anticipates that the Company must increase revenues from existing Restaurants, open at least four additional Restaurants and realize revenues from its franchise program to generate a positive cash flow from operations, although there can be no such assurance. The Company estimates it will require up to six months to realize such increases in revenues from operations. The ability of the Company to fund costs associated with its operations and expansion plans is dependent upon the successful development of its Restaurants, its franchising activities, and its ability to obtain additional capital through future debt or equity placements.

     The Company requires capital principally for the expansion of its Restaurant operations, for general and administrative expenses and to fund costs associated with the promotion of its franchise program. During 1996, the Company invested $1,059,654 in property and equipment, of which approximately $985,000 was for the development of two restaurants (which opened in November 1996 and February 1997.) To date, the Company has funded its operations and capital needs with funds provided from the sale of its securities, including its IPO which raised net proceeds of approximately $4,700,000. The Company does not have a working capital line of credit with any financial institution. Future sources of liquidity will be limited to the Company's ability to obtain additional debt or equity financing which will be difficult to obtain until and unless the Company begins to generate earnings. Management's plan is to move the Company toward profitable operations in fiscal 1997, and to seek additional capital to fund for further expansion of its operations. There can be no assurance the Company will be successful in either regard.


     Between December 1994 and March 1996, the Company issued a total of $1,684,500 of 10% unsecured Bridge Notes. Proceeds from the Bridge Notes were used for working capital purposes, development of the Company's initial franchising program and to pay certain costs associated with the Company's IPO. The Bridge Notes were repaid on July 15, 1996 using a portion of the proceeds from the IPO.


     Internal sources of capital are limited to the Company achieving profitable operations in future periods or raising additional capital from investors. The Company anticipates that its existing capital resources will enable it to maintain its current operations through 1997 however, full implementation of the Company's expansion plans is dependent upon the completion of the Offering. If it does not complete the Offering, the Company's expansion plans will be significantly curtailed. See "Risk Factors - Need for Additional Capital" and "Business - Properties."

                                    BUSINESS

Introduction


     The Company owns, operates and franchises quick service restaurants under the "Harvest Rotisserie" name, which feature marinated oak-roasted rotisserie chicken, oak-roasted turkey breast, roast ham, meatloaf, an assortment of sandwiches and other fresh homestyle food items. Harvest Rotisserie restaurants (sometimes referred to as the "Restaurant(s)") emphasize rotisserie oak-roasted chicken, turkey and fresh homestyle side dishes consistent with what the Company believes to be (i) an increased consumer demand for take-home prepared foods,
(ii) an emphasis on lower fat foods such as chicken and turkey, and (iii) the popularity of homestyle cooking. Harvest Rotisserie side dishes include cold dishes such as coleslaws and salads and hot dishes such as baked beans, stuffing, corn, parsley potatoes, macaroni and cheese, steamed fresh vegetables, mashed potatoes and gravy, rice, creamed spinach, cheese rice and baked cinnamon apples. The Company maintains strict quality standards in purchasing, storing, preparing and serving its entrees, side dishes, desserts and other products.

     To date, the Company has opened three Restaurants in San Antonio, Texas (one of which is used as both a training facility and a public restaurant) and one Restaurant in Corpus Christi, Texas. The Company has also executed leases or acquired property to develop five additional Restaurants in San Antonio and Houston, Texas, although it currently has the funds to develop only three such Restaurants. The Company seeks to enter into traditional single Restaurant franchise agreements as well as area development agreements although it has not yet executed any franchise agreements and currently has no area development agreements in effect. Area development agreements require the area developer to develop a specified number of Restaurants within a delineated territory in accordance with a development schedule. Management believes that area development agreements allow for the more rapid development of a target market area by generally more experienced restaurant operators who are able to realize economies of scale resulting from opening a number of Restaurants in a given area. These operators often require less management supervision by Company personnel and provide the Company with higher franchise fee income in a shorter period of time.


History

     The Company was incorporated in Texas in June 1993 under the name Clucker's Tex-Mex Venture, Inc. and changed its name to CluckCorp International, Inc. in April 1995. Prior to November 1994, the Company was an area developer for Cluckers Wood Roasted Chicken, Inc. ("CWRC"), the developer and franchisor of the original "Cluckers" restaurant concept. The Company acquired from WaterMarc Food Management, Inc. ("WaterMarc"), formerly Billy Blues Food Corporation and an affiliate of the Company, the Cluckers franchise development rights for Texas, Mexico and certain Central American countries. After CWRC had opened ten company-owned restaurants between 1991 and 1994 in Florida, Georgia and New York and had sold franchises for an additional 165 restaurants, controlling interest in CWRC was purchased by Kenny Rogers Roasters, Inc. ("Roasters") in November 1994. The Company then exchanged its Cluckers area development agreement with CWRC for systems, franchising materials, signage and the exclusive right to use the Cluckers name, trademark and service mark solely in Texas. The Company did not acquire international rights to the Cluckers name because neither CWRC nor anyone else had obtained any international rights, other than the Mexican and Central American rights described above. However, the Company subsequently registered the Cluckers name in Mexico and applied for trademarks to use the Cluckers name and logos in the United Kingdom, Canada, Singapore and Malaysia.


     The Company is licensed to use the Cluckers name only in Texas, and is obligated to pay a license fee of 2% of gross sales applicable only to its Cluckers restaurants in Texas for the first 10 years and 1% of gross sales thereafter. No such license fees are required for Restaurants outside the United States. In February 1995 and July 1995, the Company formed Cluckers Restaurants, Inc. and Harvest Restaurants, Inc., wholly-owned Texas corporate subsidiaries, to act as franchisors for the Company's Cluckers and Harvest Rotisserie restaurants. The Company is not required to pay a license fee for its Harvest Rotisserie restaurants because it developed and owns the rights to the Harvest Rotisserie name and concept.

     In February 1996, the Company decided to concentrate on the development, operation and franchising of Harvest Rotisserie restaurants, which the Company believes is an improvement over the original Cluckers concept because Harvest Rotisserie restaurants offer an expanded menu which includes a number of additional homestyle entrees offering lower fat foods. Accordingly, it converted its one Cluckers restaurant in San Antonio, Texas to a Harvest Rotisserie restaurant.


Strategy

     The Company seeks to participate in what it perceives as an emerging food service category consisting of fresh, convenient, homestyle replacement meals. This category combines the fresh, high quality and flavorful meals generally associated with traditional home cooking with the convenience and value associated with fast-food restaurants. In order to promote this category, the Company will continue to employ the following strategies it adopted in connection with the development of its Harvest Rotisserie restaurants.


     Fresh, High Quality, Convenient Homestyle Meals. The Company will focus on its Harvest Rotisserie concept of rotisserie oak-roasted chicken, oak roasted turkey breast, roast ham, meatloaf, sandwiches and a variety of freshly prepared side dishes by promoting (i) take-home prepared foods, (ii) the expanding interest in low fat freshly prepared meals, and (iii) the consumer's desire for homestyle, complete meals, reminiscent of home cooking. Chicken, turkey and ham are delivered to the Company's Restaurants several times each week in order to allow for the fresh preparation of these food products. Cooked food items are prepared with the use of ovens and steamers, rather than the fryers, grills, and microwaves used by many other fast-food establishments. The Company maintains strict quality standards in purchasing, storing, preparing and serving its entrees, fresh side dishes, desserts and other products. All visible fat is removed from poultry and ham prior to preparation. The chickens are marinated for 24 hours in a blend of citrus juices, fresh garlic and natural herbs and spices and roasted over hardwood flames in a custom built rotisserie at temperatures as high as 1,200 degrees for ninety minutes. The self-basting characteristic of rotisserie cooking is believed to reduce fat and result in moister meat and crispier skin.


     Complete Meal Value. The Company emphasizes complete, reasonably-priced meals rather than focusing on discounting individual items or an a la carte pricing system. Restaurant meals include a variety of entrees such as rotisserie oak-roasted chicken, oak-roasted turkey, roast ham and meatloaf customer-selected side dishes and desserts. Complete meals begin at approximately $3.99, and menu combinations provide convenient multiple meal selections for couples, families or larger groups. The Company's operating philosophy is to provide high quality, healthful, quick service food rather than the food often associated with the fast food industry. The Restaurants offer large food portions, lunch specials and entree combinations at lower prices in order to create a competitive "price to value" concept.


     Distinctive Appearance and Casual Atmosphere. The Company has established what it considers to be an easily replicable prototype Harvest Rotisserie restaurant, featuring an efficient operating layout, standardized equipment and tasteful and distinctive trade dress. The Company believes its Restaurant store furnishings create an attractive and casual environment for both take-out and dine-in customers.

     Visible, High Traffic Store Locations. The Company emphasizes free-standing pad sites or end-cap locations with drive-through windows, ample parking and easy access to and from high traffic roads. Highly visible signage consistent with trade dress and local requirements is pursued.

     Customer Service Commitment. The Company seeks friendly, customer-oriented, and highly motivated employees at all positions to help ensure that its customers have a pleasant dining experience, including a friendly greeting and individual attention to all aspects of their order. Customers unfamiliar with particular side dishes are encouraged to taste a sample.

Application of Offering Proceeds


     The Company intends to use substantially all of the proceeds of the Offering to acquire restaurant properties in certain metropolitan markets, sell the assets and sublease the properties to area developers who will operate the properties as Harvest Rotisserie restaurants. The Company may require the area developers to execute promissory notes to the Company representing the purchase price of the assets advanced by the Company and may also advance funds to area developers for costs incurred to convert properties to Harvest Rotisserie restaurants and for working capital. The Company will then seek to recoup its costs through franchise fee payments and repayments of any promissory notes issued by the area developers who will also be responsible to tender restaurant property lease payments directly to the owners of the properties. See "Use of Proceeds." The Company will not have any financial or ownership interest in the Restaurants subleased to the area developers other than the right to obtain repayment of any funds advanced to them. See "Area Development Agreements" for a discussion of the obligations of area developers to develop specified numbers of Restaurants in defined territories and their obligation to pay area development fees and franchise fees to the Company.

     If the Company is unable to locate area developers willing to purchase the restaurant assets and sublease the restaurant properties or if the area developers are unsuccessful in the operation of the restaurant properties, the Company may be unable to recoup its investments in the properties and would be liable for any leases it executed with the owners of the properties. If the Company is unable to recoup such investments, its financial condition and results of operations will be severely adversely affected. See "Use of Proceeds."

     In evaluating and selecting restaurant properties for assignment and sublease to prospective area developers, the Company will apply the same criteria it uses to select its own restaurant properties. Specifically, the Company will limit restaurant properties to a small number of metropolitan areas which the Company believes currently offer long range growth potential for its Harvest Rotisserie concept. Each metropolitan area must offer the Company the opportunity to promptly acquire at least three properties so that the Company can take advantage of advertising and marketing economies of scale. The Company will give priority to metropolitan areas in which it has already located a prospective area developer and which contain identifiable properties which meet the Company's demographic and population requirements. The Company does not have specific population criteria for metropolitan areas, but rather evaluates the population of the metropolitan area in comparison to the number of Restaurants it believes its prospective area developer is capable of developing within a 24 month period. The ratio of potential Restaurants to population determines the Company's ability to realize economies of scale. In terms of demographics, the Company favors high employment and recreational population concentrations of middle class white collar workers generally above the age of 30. Individual properties within a target metropolitan area will be selected based upon the terms of the underlying property leases, anticipated costs of conversion to Harvest Rotisserie restaurants, the ability of the Company to refinance any debt associated with the property and the ability of the Company to sublease the property to an area developer. The Company has not entered into any acquisition agreements for restaurant properties or sublease agreements with prospective area developers and there can be no assurance it will do so in the future. The Company may also elect to enter into agreements for the conversion of restaurant properties (to be developed as Company-owned restaurants) which are significantly different than the prospective agreements described herein. To date, no such agreements have been entered into and the Company does not have a format for any such agreements.


Current Operations


     The Company's Restaurants prominently display a rotisserie within customer view. The location of the rotisserie, coupled with the flames emanating from the hardwood, creates a focal point for the Restaurants. Chicken, turkey and other entrees may be purchased in varying quantities or in combination with a choice of side dishes. Most Restaurants offer inside seating and takeout service, range in size from approximately 1,800 to 3,500 square feet and have drive-through windows and seating capacities for approximately 45 to 70 diners. Generally, restaurant hours are from 11 A.M. to 11 P.M., seven days a week.

     The Company considers the location of a Restaurant to be critical to its long-term success and therefore devotes significant efforts to the evaluation of potential Restaurant sites regardless of whether such sites are intended as Company owned, franchised, area developed or resale Restaurants. The site selection process involves consideration of a variety of factors including (i) demographics, such as target population density and household income levels,
(ii) specific site characteristics such as visibility, accessibility and traffic volume, (iii) proximity to activity centers such as prime urban office or retail shopping districts, suburban shopping areas and hotel and office complexes, (iv) parking availability and (v) potential competition in the area. The Company's executive officers inspect and approve Restaurant sites prior to the execution of a lease. The opening of new Restaurants is contingent upon, among other things, locating satisfactory sites, negotiating favorable leases or purchase agreements, completing construction and securing appropriate government permits and approvals. Once a site is available to the Company and necessary approvals and permits have been obtained approximately 60 to 180 days are required to complete construction and open the Restaurant.


     The design of the Restaurants is flexible and may be adapted to local architectural styles and existing buildings with varying floor plans and configurations. The Company intends to continue to purchase most of its restaurant equipment, such as rotisseries, furniture and fixtures from the same suppliers, in order to promote uniformity of style and format and reduce costs. The Restaurants are operated under standards set forth in the Company's operating manuals, including specifications relating to food quality and preparation, design and decor and day-to-day operations. The standards also govern the administration, training and conduct of Restaurant personnel.


     A typical Restaurant will employ between fifteen and twenty people daily, generally on a staggered basis designed to match employee work hours to customer traffic. Restaurant personnel generally include a manager, assistant manager, cooks, counter personnel and kitchen workers.

     The Company believes that the training and development of Restaurant management personnel is a critical part of its operations. Restaurant management personnel are trained by the Company for a 30-day period and until each participant can demonstrate the management skills required to operate a Restaurant at levels satisfactory to the Company. Restaurant managers are responsible for day-to-day operations, including food preparation, customer relations, maintenance, cost control and personnel relations. In addition, Restaurant managers are responsible for selecting and training new employees who will generally undergo an on-the-job training period under the supervision of an experienced employee. Ongoing employee training is the responsibility of the Restaurant manager.

Restaurant Expansion


     The Company intends to open as many Restaurants as its capital will permit, although the proceeds from the Offering (except for the working capital allocation) will be used strictly to acquire Restaurants properties for resale to area developers or for area developer financing. See "Use of Proceeds." The amount of capital required will depend in part on whether the developed Restaurants are Company-owned or franchised and whether the Restaurant buildings are leased or constructed by the Company. The number of Restaurants opened will also depend upon, among other things, market acceptance of the Company's Restaurant concept, the hiring of skilled management and other personnel, the availability of suitable locations, the general ability to successfully manage growth (including monitoring restaurants, controlling costs and maintaining effective quality controls), the availability of adequate financing, and its ability to attract and retain qualified franchisees. To date the Company has opened four Restaurants, has five other Restaurants subject to leases but has not entered into any franchise agreements and has no area development agreements in effect. The Company has the funds to develop three of the five Restaurants but will be unable to develop the remaining two Restaurants without additional financing. See "-Properties".


     The Company estimates that the average cost of opening a Harvest Rotisserie restaurant in a leased facility, including site selection costs, leasehold improvements, acquisition of furniture, fixtures and equipment, opening inventories and certain preopening expenses (including salaries, training, travel, advertising and promotion), will range from $175,000 to $300,000 per Restaurant (depending upon the size and location of the Restaurant and the amount of leasehold improvements required) and will average approximately $450,000 per Restaurant. If the Company elects to purchase the land and/or purchase or construct the building, the development costs will be significantly higher, will range from $500,000 to $850,000 per restaurant, and will average $650,000 per Restaurant.

     The Company previously sought to enter into joint venture agreements and development arrangements to finance a portion of Restaurant development costs, but was unable to attract joint venture partners upon terms acceptable to it and has therefore terminated any such arrangements.

Franchise Agreements


     The Company has completed a Uniform Franchise Offering Circular ("UFOC") and related franchise documents for its Harvest Rotisserie restaurant but has not sold any franchises. The Harvest Rotisserie franchise agreement provides for
(i) a $35,000 per Restaurant franchise fee (except for take-out only stores which require a $15,000 franchise fee), (ii) a 5% royalty on the Restaurant's gross revenue and (iii) a reserve for a national and local advertising fund contribution aggregating up to 3% of gross revenues per Restaurant. The franchise agreement also provides for a limited area of exclusivity surrounding the franchised Restaurant in which the Company may neither develop nor grant to others the right to develop additional Restaurants.

     The Company's franchise agreement requires that the Restaurant be operated in accordance with the operating procedures and menus established by the Company. The Company conducts regular inspections of its Restaurants to determine whether they meet applicable quality, service and cleanliness standards and will work with franchisees to improve substandard performance or any items of non-compliance revealed in the course of its inspection. The Company may terminate any franchisee who does not comply with such standards. The Company believes that maintaining superior food quality, a clean and pleasing environment and excellent customer service is critical to the reputation and success of its Restaurants and intends to act aggressively to enforce applicable contractual requirements. Franchisees could contest such terminations which would cause the Company to incur potentially significant legal expenses.


Area Development Agreements


     The Company's Harvest Rotisserie area development agreement requires the development of a specified number of Restaurants within a delineated territory in accordance with a development schedule. The development schedule will generally cover three to six years and will have Restaurant operation benchmarks for the number of Restaurants to be opened and in operation at certain yearly intervals. It is anticipated that area developers will pay a nonrefundable fee of $5,000 per Restaurant to be developed and a per Restaurant franchise fee as each Restaurant is opened. Area development agreements will provide that the area developer has the exclusive right to open Restaurants within the specified territory during the term of the development schedule. Once an acceptable lease for an approved Restaurant site has been fully executed and the Company has approved design and construction specifications, the Company and the area developer would enter into a franchise agreement under which the area developer would become the franchisee for the specific Restaurant to be developed at the site. The Company has no obligations under its area development agreements, beyond its contractual agreement not to sell franchises to anyone within the area developer's territory.


     Failure to meet development schedules or other breaches of the area development agreement would lead to termination of the limited exclusivity provided by the agreement, loss of any deposits paid to the Company, renegotiation of development and franchise provisions or termination of the right to build future Restaurants, although such termination would not necessarily affect the area developer's existing franchise agreements for developed locations.


     In March 1995, prior to defining certain uniform area development agreement terms, the Company entered into an area development agreement with a stockholder and former director of the Company, providing for the development of up to ten Cluckers restaurants in Singapore over a 20-year period. In February 1996, consistent with the Company's plan to develop solely Harvest Rotisserie restaurants, the agreement was modified to provide for the development of Harvest Rotisserie restaurants. The fee under the area development agreement was $50,000 of which the Company received $20,000 as a deposit in cash and a $30,000 non-interest bearing unsecured promissory note. In October 1996, the Company refunded $10,000 of the deposit, cancelled the $30,000 promissory note and reduced the number of Restaurants anticipated to be developed under the agreement from ten Restaurants to two Restaurants. The developer is under no obligation to develop any Restaurants in Singapore and, accordingly, the Company no longer considers its agreement with the developer to constitute an area development agreement.

     No area development agreements are currently in effect and there can be no assurance that any Restaurants will be developed under area development agreements. Negotiations with parties who previously expressed an interest in area development agreements for Restaurants to be located in McAllen, Texas and San Francisco, California were terminated. Although the Company continues to negotiate with a number of entities for area developments in such markets as Austin, Texas, Baltimore, Maryland, New York, New York, Indianapolis, Indiana, Tampa Florida and Northern California, there can be no assurance that the Company will execute any such area development agreements in the future.


Marketing


     The Company currently markets four Restaurants on a limited basis primarily through print media, restaurant signage, direct mail and in-store displays which emphasize the healthfulness, quality and homestyle nature of the food products and otherwise promote the rotisserie concept. The Company intends to expand its advertising efforts (using working capital generated from its IPO and from revenues from existing Restaurant operations) to include additional use of print media, together with radio and television commercials. The Company's advertising efforts also seek to promote value through the purchase of complete meals or meal combinations, as opposed to a la carte selection or pricing. Company-owned and any future franchise Restaurants will contribute to a national advertising fund to pay for the development of national advertising material and to a separate fund to pay for advertising in local markets.

Competition


     The food service industry is intensely competitive with respect to food quality, concept, location, service and price. There are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. The Company competes with take-out food service companies, fast-food restaurants, casual full-service dine-in restaurants, delicatessens, cafeteria-style buffets and prepared food stores, as well as with supermarkets and convenience stores. Competitors include national, regional and local pizza restaurants, Chinese food restaurants, other purveyors of carry- out food and convenience dining establishments, including such chains as Pizza Hut, McDonald's and others. Other rotisserie roasted chicken concepts and homestyle food concepts, such as Boston Market and Kenny Rogers' Roasters, provide direct and intensive competition. This intense competition has resulted in the sale or closing of a number of rotisserie roasted chicken restaurants including establishments operated by some of the larger franchise chains. The inclusion of roasted or baked chicken at many large, national food service chains, such as
KFC and Roy Rogers, and in supermarkets and convenience stores, creates significant additional competition for customers. Moreover, other national food service chains or companies could introduce new rotisserie, roasted or baked chicken restaurants. The Company believes that its Harvest Rotisserie restaurants will compete favorably in terms of taste, food quality, convenience, customer service and value, which the Company believes are the important factors to the segments of the population the Company currently targets.


     Competition in the food service business is often affected by changes in consumer tastes, national, regional and local economic and real estate conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product and local competitive factors. Some or all of these factors could cause the Company and future franchisees to be adversely affected.

     The Company also competes for franchisees with multinational fast food chains, national and regional restaurant chains and other regional and local restaurant franchisors. Most restaurant franchisors have greater market recognition and greater financial, marketing and human resources than the Company.

Trademarks and Service Marks


     The Company has registered with the United States Patent and Trademark Office ("PTO") its "Harvest Rotisserie" name, trademark and service mark ("MARKS"). There can be no assurance that the Company will obtain sufficient protection for its Harvest Rotisserie Marks or, that it will have the financial resources to enforce or defend its Marks. The Company has the exclusive right in Texas to use the Cluckers name, trademark and service mark which have been registered with the PTO. In addition, the Company has registered the Cluckers name in Mexico and has applied to register the Cluckers name (or, in certain cases, the name in connection with additional words or graphics) in the United Kingdom, Canada, Singapore and Malaysia. The Company has no plans to use the Cluckers name or trademark as it is currently concentrating its efforts on its Harvest Rotisserie restaurant concept. See "Prospectus Summary."

Regulation

     The Company's Restaurants must comply with federal, state and local government regulations applicable to consumer food service businesses generally, including those relating to the preparation and sale of food, minimum wage requirements, overtime, working and safety conditions, mandated health insurance coverage and citizenship requirements, as well as regulations relating to zoning, construction, health, business licensing and employment. The Company believes that it is in material compliance with these provisions.

     Certain states and the Federal Trade Commission require a franchisor to provide specified disclosure statements to potential franchisees before granting a franchise. Additionally, many states require the franchisor to register its Uniform Franchise Offering Circular ("UFOC") with the state before it may offer a franchise. The Company believes that its Harvest Rotisserie UFOC (together with any applicable state versions or supplements) complies with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which the Company intends to offer franchises.

Insurance

     The Company carries general liability, product liability and commercial insurance of up to $2,000,000 which it believes is adequate for businesses of its size and type. However, there can be no assurance that the Company's insurance coverage will remain adequate or that insurance will continue to be available to the Company at reasonable rates. In the event coverage is inadequate or becomes unavailable, the Company could be materially adversely affected. The Company has carried workers' compensation insurance since August 1995.

     Franchisees will be required to maintain certain minimum standards of insurance pursuant to their franchise agreements including commercial general liability insurance, worker's compensation insurance and all risk property and casualty insurance. The Company requires that it be named as an additional insured on any such policies.

Employees


     The Company employs four executive officers, six salaried corporate employees and approximately 100 Restaurant employees. The Company's employees are not represented by a union and the Company believes that its relations with employees are satisfactory.

Properties

     The Company leases 2,500 square feet of space for its executive offices in San Antonio, Texas under a 12 month lease expiring June 30, 1997 for $2,500 per month. The Company believes its executive office facilities are adequate for its needs in the foreseeable future and that additional space is available at reasonable rates.


     The Company has four Harvest Rotisserie restaurants in operation which were opened in January 1994, November 1996, January 1997 and February 1997. Following its IPO, the Company canceled three proposed Restaurant property leases and substituted three of the leases set forth below. The lease substitutions were made because the Company concluded that the new leases offered superior locations to the original leases. Details concerning the Company's four current and five planned Restaurants are described below. The Company expects that all five planned Restaurants will be Company-owned and operated and three such Restaurants will be opened in 1997. The Company's ability to open the remaining two Restaurants is contingent upon the Company obtaining construction financing and equipment lease financing. If the Company is unable to obtain this financing, it will not have sufficient funds to open the remaining two Restaurants.


                              Form of             Lease                  Monthly
Location                     Ownership          Expiration               Rent(3)


Fredericksburg Road        Building Lease       August 1998              $2,554
San Antonio, TX


Walzem Road                Building Lease       February 2006            $2,700
San Antonio, TX


Tezel Road (1)             Real Estate          Not Applicable    Not Applicable
San Antonio, TX            Owned

Hwy 281/Loop 1604(1)(4)    Ground Lease         February 2022            $4,500
San Antonio, TX

DeZavala Road(1)(4)        Ground Lease         May 2027                 $5,000
San Antonio, TX


South Braeswood Road (5)   Building Lease       January 2004   Greater of $3,000
Houston, TX                                                      or 5% of gross
                                                                     sales

4620 Broadway (5)          Building Lease       January 2002             $4,900
San Antonio, TX

South Padre Island Drive(2)Building Lease       November 1999            $5,000
Corpus Christi, TX

11730 West Avenue (5)      Building Lease       May 2002                 $4,500
San Antonio, TX

(1)  Sites substituted for previous sites.

(2) In January 1997, the Company purchased the furniture, fixtures and equipment of an existing restaurant property (through the assumption of $100,000 of debt in connection with the property) and converted the property to a Harvest Rotisserie restaurant.


(3) Monthly rents are subject to customary escalation clauses in future periods generally tied to a consumer price index or increases in the landlord's operating expenses on the property.

(4) These two Restaurants require construction of buildings to house the Restaurant facilities. The Company must obtain construction and equipment lease financing in order to complete development of the properties.

(5) These three Restaurants will be opened by the Company in 1997 using funds currently available to it.

Restaurant Purchase Agreements

On February 3, 1997, the Company entered into an agreement (the "Multi-Restaurant Agreement") to purchase all of the assets of nine restaurant properties located in Florida, Indiana and North Carolina. The assets include all leasehold interests, leasehold improvements, restaurant equipment and signage for a purchase price of $2,340,000 including the assumption of debt in the amount of $1,340,000 and $1,000,000 in cash. The Company tendered an earnest money deposit of $75,000, and expects to close the transaction by May 30, 1997. However, the Company is still in the due diligence period and may elect to purchase none or less than all of the properties. Therefore, there can be no assurance that the Company will acquire the nine restaurant properties.
Moreover, the Company will be unable to close the transaction unless the Offering is completed.

On February 7, 1997, the Company entered into an agreement (the "Tampa Agreement") to purchase all of the assets of a single restaurant located in Tampa, Florida. The assets include real estate and improvements, restaurant equipment and signage for a purchase price of $1,150,000 including the assumption of debt in the amount of $880,000 and $270,000 in cash. The Company tendered an earnest money deposit of $25,000, with closing to occur the earlier of May 13, 1997 or five days after the Offering is completed. The Company will be unable to close the transaction unless the Offering is completed.

The following chart sets forth the restaurant properties included in the Multi-Restaurant Agreement and Tampa Agreement:

Location                      Lease Expiration              Monthly Rent
--------                      ----------------              ------------
6148 14th Street              April 2018                    $5,518
Bradenton, FL

855 S. Tamiami Trail          June 2016                     $6,335
Sarasota, FL

1360 N. Tamiami Trail         January 2024                $6,311 plus 1%
Port Charlotte, FL                                      over $1.5 million

401 North Dale Mabry          Not Applicable                Not Applicable
Tampa, FL (1)

7824 Fairview Road            June 2014                     $4,085
Charlotte, NC

3225 Eastway Drive            August 2019                   $3,845
Charlotte, NC

2004 East 7th Street          May 2019                      $3,896
Charlotte, NC

3832 Eagleview Drive          September 2025                $7,472
Indianapolis, IN

10099 East Washington         October 2019                  $4,167
Indianapolis, IN

2518 E. County Line South     September 2019                $6,104
Indianapolis, IN

(1) The Tampa Agreement calls for purchase of the real estate and improvements comprising the restaurant property.

The Company intends to resell the restaurant properties acquired under the Multi-Restaurant Agreement and Tampa Agreement to area developers, by selling the assets and assigning the real estate leases as described in "Use of Proceeds" and "-- Application of Offering Proceeds." However, the Company has not entered into any agreements, understandings or arrangements with any such prospective area developers, and there can be no assurance it will be able to do so in the future. See also "Risk Factors - Dependence Upon Area Developers."

The Company has also entered into an agreement to develop one additional restaurant property in St. Petersburg, Florida contingent upon certain due diligence and inspections to be conducted by the Company. If the property is acquired, it will be offered for resale to area developers along with the other properties listed above in the Tampa, Florida area.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information regarding the Company's executive officers and directors:

                                                                  Officer or
       Name                  Age       Office                     Director Since


William J. Gallagher(1)(2)   57        Chairman of the Board of        June 1993
                                       Directors and Chief
                                       Executive Officer

Larry F. Harris              38        President, Chief Operating   October 1996
                                       Officer and Director

Sam Bell Steves Rosser       33        Vice President - Development,   June 1993
                                       Treasurer and Director

Michael M. Hogan(1)(2)       48        Director                      August 1996

Theodore M. Heesch(1)(2)     60        Director                      August 1996

Joseph Fazzone               36        Chief Financial Officer      January 1997


(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.


     On August 12, 1996, Jeffrey M. Morehouse resigned as a director and on November 25, 1996, Henry H. Salzarulo resigned as a director. On December 9, 1996, D.W. Gibbs resigned as Chief Executive Officer and a director. On December 9, 1996, William J. Gallagher, the Company's Chairman, assumed the duties of Chief Executive Officer and on the same date Larry F. Harris, the Company's Executive Vice President, was appointed President and a director.


     Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other except Mr. Rosser who is Mr. Gallagher's son-in-law. Directors not employed by the Company receive $750 each for attending Board of Directors' meetings and are reimbursed for out-of-pocket expenses.

Background

     The following is a summary of the business experience of each executive officer and director of the Company for at least the last five years:


     William J. Gallagher joined the Company in 1993 as its Chairman and Director of Franchising. In December 1996 he was appointed Chief Executive Officer. Mr. Gallagher has also been President of Jagbanc Capital Ltd., a merchant bank headquartered in San Antonio, Texas since September 1994. From February 1991 to September 1994, Mr. Gallagher was the founder and then Chairman and CEO of WaterMarc Food Management, Inc., which operated 32 Marcos Mexican Restaurants, Billy Blues Barbecue Grills, Longhorn Cafes and BBQ Pete's restaurants and sold Chris' Pitts and Billy Blues Bar-B-Q sauce. From February 1990 until September 1992, Mr. Gallagher was a Vice President at Kemper Securities. Prior to 1990, Mr. Gallagher founded or co-founded several companies including Sunny's National Stores (a 150-unit convenience store chain in Texas), American Drive-Inn (an 18-unit drive-in restaurant chain in Houston, Texas) and the Guadalupe Valley Winery in New Braunfels, Texas. Mr. Gallagher also served as a director of CWRC from June 1993 to November 1994. He is the Company's Chairman and Chief Executive Officer for which he devotes approximately 90% of his time to the Company's affairs.


     Larry F. Harris joined the Company in October 1996 as its Executive Vice President and Chief Operating Officer and was appointed its President in December 1996. From December 1994 to September 1996 he was Chief Operating Officer for a Monterey Pasta Company franchisee. From June 1994 to December 1994, he was director of operations for a Boston Market area developer and from 1984 to 1992, he was employed by Pizza Hut, Inc. in various capacities including National Director of Operations for Mexico.

     Sam Bell Steves Rosser joined the Company in June 1993, as its president and assumed the duties of Vice President Development in March 1995. He was employed by Olive Garden restaurants as a member of the store operating staff from March 1992 until May 1993. From October 1988 until December 1991, he was employed by Dwight L. Lieb, a real estate developer, as a commercial property manager and leasing agent.


     Michael M. Hogan received his BBA degree in accounting from the University of Texas at Austin in 1972 and has been engaged in the private practice of accounting since 1975. His practice emphasizes restaurant formation, operation and financing. From 1987 to 1989, he was a co-founder and Chief Financial Officer of the 18 unit American Drive-Inns restaurants in Houston, Texas and in 1990 was one of the founders of two Tejas Grill restaurants in Austin, Texas. Mr. Hogan has provided consulting services to the Company from time to time amounting to less than $5,000 for the year ended December 29, 1996.


     Theodore M. Heesch has been a registered architect specializing in restaurant and hotel design since 1967. From 1981 to 1987, he was employed by McFaddin Kendrick, Inc., an entertainment club developer, as Executive Vice President. In 1988, Mr. Heesch formed TMHI to offer consulting services to the hospitality industry, specializing in the design and development of food and beverage facilities. In June 1994, Mr. Heesch became Senior Vice President of Development for McFaddin Partners, a restaurant developer.

     Joseph Fazzone has provided accounting and financial consulting services in San Antonio, Texas as a sole practitioner since November 1994. From December 1991 to November 1994, he served as Chief Financial Officer of WaterMarc Food Management, Inc., a restaurant operator and franchisor founded by Mr. Gallagher. From 1990 to 1991, he served as Corporate Controller of TI-IN Network, Inc., a San Antonio based educational satellite broadcasting network. From 1989 to 1990, he served as Manager-Corporate Planning and Financial Analysis of Intelogic Trace, Inc., a nationwide computer service provider. From 1984 to 1989, Mr. Fazzone served as an Audit Manager with the San Antonio office of Ernst & Young. Mr. Fazzone devotes approximately 60% of his time to the Company's affairs. Mr. Fazzone is a certified public accountant, having received a B.B.A. degree in accounting from Southwest Texas State University and an M.B.A. degree from the University of Texas at San Antonio.

Significant Employees


     Manuel P. Ortiz has been the Company's Director of Operations since November 1996. He managed and co-owned Country Fair restaurant from 1990 to 1992, and was a managing partner of the Boston Market area developer in Dallas, Texas where he was involved in the development of several Boston Market restaurants from 1992 to 1994. From 1994 until he joined the Company in November 1996, he was the General Manager in Texas for Red Robin International.

     Richard N. Trimble has been the Company's Vice President of Operations since May 1995 and its Director of Franchise Operations since November 1996. Mr. Trimble joined Church's Fried Chicken ("Church's") in 1971, and was its District Manager for East Texas from 1973 to 1982 and its Director of Operations for St. Louis, Missouri from 1982 to 1986. From 1986 to 1989, Mr. Trimble was Regional Vice President of Church's for southeast U.S. operations, directing the operations of approximately 250 restaurants. From February 1989 to December 1993, he was a Church's franchisee in East Texas, operating two restaurants and from December 1993 until he joined the Company in May 1995, he was an independent restaurant consultant.

Executive Compensation


     The following table sets forth certain information concerning compensation paid to the Company's executive officers for the fiscal years ended December 29, 1996, December 31, 1995 and December 31, 1994.


                           Summary Compensation Table

                                                    Annual                               Long-Term
                                                 Compensation                          Compensation
                                                 ------------                          ------------
     Name and                                                          Other Annual       Awards         All Other
Principal Position                Year        Salary        Bonus      Compensation       Options      Compensation
------------------                ----        ------        -----      ------------       -------      ------------
Sam Bell Steves Rosser            1995        $49,500         $0            $0              $0              $0
    Vice President,
    Treasurer and                 1994         49,800          0             0               0               0
    Director


D.W. Gibbs                        1996         73,214          0             0               0               0
    Chief Executive
    Officer, President            1995         30,750          0             0               0               0
    and Director

William J. Gallagher              1996         79,209          0             3,640           0               0
    Chairman of the
    Board and                     1995         59,211          0             0               0               0
    Chief Executive Officer


     On March 17, 1995, the Company entered into an employment agreement through December 31, 1995 and monthly thereafter, with D.W. Gibbs, the Company's former Chief Executive Officer and a director, pursuant to which the Company agreed to pay Mr. Gibbs $3,000 per month through December 31, 1995, and $6,250 per month thereafter and issue to him options to purchase 80,000 shares of the Company's Common Stock at $2.50 per share exercisable until March 31, 2000. The stock options vest at the rate of options to purchase 16,000 shares per year commencing with the year ending March 31, 1996. Mr. Gibbs resigned on December 9, 1996 at which time he earned options to purchase a total of 16,000 shares. Mr. Gibbs advised the Company that he might seek legal counsel if the Company and he could not negotiate separation compensation. Mr. Gibbs did not have an employment agreement with the Company at the time of his resignation and accordingly, the Company did not negotiate separation compensation.


     In August 1995, the Company entered into a five-year employment agreement with William J. Gallagher, its Chairman, to act as its franchise sales director based upon a salary equal to the greater of $75,000 per year or 20% of all franchise and area development fees paid to the Company, together with 5% of all royalty fees received by the Company under any franchise agreements and area development agreements which were executed during the time of Mr. Gallagher's employment agreement. Mr. Gallagher was appointed Chief Executive Officer of the Company in December 1996 and continues to be responsible for franchise and area development sales. In September 1996, Mr. Gallagher's employment agreement was amended to increase his base salary from $75,000 to $90,000 per year.

     Larry F. Harris, the Company's President, is paid a base salary of $90,000 per year and is entitled to incentive bonuses aggregating up to an additional $90,000 computed under a formula based upon the number of Company operated Restaurants in operation and gross revenues in connection with the Restaurants.

Stock Option Plan

     In July 1994, the Company adopted its 1994 Stock Option Plan (the "Plan"), which provides for the grant to employees, officers, directors and consultants of options to purchase up to 250,000 shares of Common Stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company.

     The Plan is administered by the Board of Directors, which determines those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.

     The per share exercise price of the Common Stock subject to an incentive stock option may not be less than the fair market value of the Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option is established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to these limitations.

     No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee will have three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.


     Options under the Plan must be granted within ten years from the effective date of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stockholders are limited to five year terms. All options granted under the Plan provide for the payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than his original shares. Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee of the Company become available once again for issuance.

     As of the date of this Prospectus, options to purchase 237,000 shares have been granted under the Plan of which 215,000 options have been granted to the Company's executive officers and directors as follows. No such options have vested or have been exercised.

                                  Number of          Exercise
          Name                 Options Granted        Price        Expiration Date
          ----                 ---------------        -----        ---------------
William J. Gallagher                100,000          $6.00            September 2001
Larry F. Harris                      40,000           6.00            September 2001
Theodore M. Heesch                   25,000           6.00            September 2001
Michael M. Hogan                     25,000           6.00            September 2001
Joseph Fazzone                       25,000           6.00              January 2002
                                    -------
Totals                              215,000

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information as of December 29, 1996 concerning stock ownership of the Company's Common Stock by all persons known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, by each director and by all directors and officers as a group. There are no shares of Preferred Stock outstanding.


     Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares of Common Stock shown as owned by them, subject to community property laws, where applicable. Each stockholder's address is in care of the Company at 1250 N.E. Loop 410, Suite 335, San Antonio, Texas 78209. The table also reflects all shares of Common Stock which each individual has the right to acquire within 60 days from the date hereof upon exercise of stock options or common stock purchase warrants.


                                          Number of
                                          Shares of                  Percent of
                                            Common                  Common Stock
       Name                              Stock Owned                   Owned
                                        of Record and
                                         Beneficially

William J. Gallagher(1)(2)                 146,667                       6.6%
Larry F. Harris(3)                            -0-                        -0-
Sam Bell Steves Rosser(1)                   66,666                       3.2%
Michael M. Hogan(4)                        265,000                      12.4%
Theodore M. Heesch(5)                       25,000                       1.2%
JEB Investment Company(6)                  240,000                      11.4%
All officers and directors                 478,333                      22.2%
as a group (6 persons)(2)(4)(5)(6)


----------


(1) Messrs. Gallagher and Rosser may be deemed to be "promoters" and "founders" of the Company as those terms are defined under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(2) Includes stock options to purchase up to 100,000 shares of Common Stock at $6.00 per share which vest in July 1997.
(3) Mr. Harris has been granted options to purchase 40,000 shares at $6.00 per share, which vest in August 1997.
(4) Represents 240,000 shares owned by JEB Investment Company ("JEB") of which Mr. Hogan is the President and a principal stockholder and stock options to purchase up to 25,000 shares of Common Stock at $6.00 per share.
(5) Represents stock options to purchase up to 25,000 shares of Common Stock at $6.00 per share which vest in July 1997.
(6) Michael M. Hogan, a director of the Company, is the President and a principal (and the controlling) stockholder of JEB. The JEB shares are currently the subject of a foreclosure action by WaterMarc Food Management, Inc. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

     William J. Gallagher, the Company's Chairman and Chief Executive Officer, along with certain other stockholders and directors of the Company, are or were stockholders, officers and/or directors of WaterMarc Food Management, Inc. ("WaterMarc") during the time the transactions described in the next following paragraph occurred. Mr. Gallagher continues to be a stockholder of WaterMarc, although not a principal stockholder. The Company believes that the transactions described below were fair, reasonable and consistent with the terms of transactions which the Company could have entered into with nonaffiliated third parties. All future transactions with affiliates will be approved by a majority of the Company's disinterested directors.


     In June 1993, WaterMarc assigned to the Company all of the development rights it had obtained for Cluckers restaurants at an original cost to WaterMarc of 47,000 shares of its common stock. On June 18, 1993, these shares were tendered by WaterMarc to Cluckers Wood Roasted Chicken, Inc., ("CWRC") the Cluckers franchisor, and valued at $8.50 per WaterMarc share, or a total of $399,500. The development rights consisted of Cluckers franchise rights in Houston, Galveston, Dallas and San Antonio, Texas, and area development rights in Mexico and Central America. In consideration of this assignment, the Company issued to WaterMarc a convertible promissory note ("Note") due June 30, 1998 in the amount of $800,000 payable at the option of the Company in whole, or in part, in cash or Common Stock of the Company. The Note bore interest at 8% per annum, and was secured by all the assets of the Company and the stockholdings of Messrs. Gallagher, Coleman and Rosser. The substantial increase in the Note above the $399,500 of consideration paid by WaterMarc for the area development rights was attributable to the rights to the Mexico and Central America markets, which WaterMarc and the Company believed to have more value and market development potential than had been assigned by CWRC. During 1994, the Company repaid $315,000 of the Note and the Company and WaterMarc agreed to convert the remaining portion of the Note and other advances to the Company from WaterMarc totaling approximately $42,000, and $63,430 of accrued interest, into 240,000 shares of the Company's Common Stock, (valued at $2.50 per share by the Company's Board of Directors), which shares were subsequently sold by WaterMarc to JEB Investment Company ("JEB") for $1,800,000 payable by JEB in the form of a promissory note secured by the 240,000 shares, bearing interest at 9% per annum and payable June 30, 1996. In December 1996, WaterMarc commenced foreclosure proceedings upon the 240,000 shares held by JEB and has advised the Company it intends to sell the shares immediately upon obtaining title to them. It is expected that WaterMarc will complete the foreclosure by June 1997. Michael M. Hogan, a director of the Company, is the President and a principal (and the controlling) stockholder of JEB. See "Shares Eligible for Future Sale."


     In June 1993, the Company issued 200,000 shares of its Common Stock to Messrs. Gallagher, Coleman and Rosser, officers and directors of the Company, for services rendered valued at $5,000, or $.025 per share which was the par value of the Common Stock at the time of issuance. During the same month, the Company issued 100,000 shares of its Common Stock to two investors for services rendered valued at $12,500 or $.125 per share, an increase of $.10 per share which was acceptable to the two investors because they were not founders of the Company and provided services rather than cash.

     In August 1993, the Company sold 240,000 shares of its Common Stock to a seven member investor group which included Bruce T. McGill, Henry H. Salzarulo, and Jeffrey M. Morehouse, then directors of the Company, for $300,000 or $1.25 per share in order to finance the development of the Company's first Cluckers restaurant in San Antonio, Texas.

     In April 1994, the Company sold 100,000 units of its securities at $2.50 per unit to a seven member investor group which included Henry H. Salzarulo and Jeffrey M. Morehouse, then directors of the Company. Each unit consisted of one share of Common Stock and a warrant to purchase an additional share at $2.50 per share at any time until April 1996. In March 1996, the expiration date of the warrant was extended to December 1997.


     In August 1994, the Company sold 110,000 shares of its Common Stock at $2.50 per share to an investor group, none of whom were officers, directors or principal stockholders of the Company.


     The sales of Common Stock described in the three prior paragraphs reflect an increase in price from $1.25 to $2.50 per share and were the result of negotiations between the Company and the named investors. The Company believes it was able to realize a higher price per share in later transactions because the Company's business had matured and the perceived risk associated with the business had lessened.

     In March 1995, the Company entered into an employment agreement with D.W. Gibbs, its then Chief Executive Officer and a director and in August 1995, the Company entered into an employment agreement with Mr. Gallagher, the Chairman and Chief Executive Officer of the Company which was subsequently amended in September 1996. See "Management-Executive Compensation."


     In March 1995, the Company executed an agreement with Bruce T. McGill, then a director of the Company, to develop up to ten Cluckers restaurants in Singapore over a 20-year period. Mr. McGill agreed to pay a $50,000 license fee (including $20,000 in cash and a promissory note for $30,000), a 5% royalty and a 4% advertising fee on gross revenues generated from the Cluckers restaurants. The license was converted to apply to Harvest Rotisserie restaurants in March 1996. In October 1996, the Company refunded $10,000 of the deposit, canceled the $30,000 promissory note and reduced the number of Restaurants under the agreement from ten Restaurants to two Restaurants. Under the agreement, Mr. McGill also has a right of first refusal until March 30, 1997, to match the terms of any license the Company agrees to sell to develop Harvest Rotisserie restaurants in Malaysia.

                            DESCRIPTION OF SECURITIES

Common Stock


     The Company is authorized to issue 10,000,000 shares of $.01 par value Common Stock. At December 29, 1996, there were 2,112,750 shares of Common Stock outstanding and an additional __________ shares of Common Stock are issuable upon exercise of the Existing Options. See "Capitalization." The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of Common Stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to any prior rights of holders of Preferred Stock. In the event of liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock.


     Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

     The Company is authorized to issue 5,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). The Preferred Stock may, without action by the stockholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

     The Series A Redeemable Convertible Preferred Stock ("Preferred Stock") has been authorized by the Board of Directors of the Company as a new series of the Company's Preferred Stock, $1.00 par value, consisting of up to 1,000,000 shares. The shares of Preferred Stock when issued will be fully paid and non-assessable under Texas law.


     Dividends. Holders of shares of Preferred Stock will be entitled to receive, out of funds at the time legally available therefor, dividends at the quarterly rate of $_____ per share, payable in cash or in the Company's Common Stock at the sole discretion of the Company and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year beginning __________, 1997. Dividends will accrue and are cumulative from the date of first issuance of the Preferred Stock and will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors. The value of the Common Stock to be issued as a dividend will be the last reported sales price of the Common Stock on The NASDAQ SmallCap Market. Any fractional shares of Common Stock will be rounded to the nearest whole share on the last day of the calendar quarter. This Prospectus covers any Common Stock issued as a Common Stock dividend on the Preferred Stock.


     Redemption. The Preferred Stock may not be redeemed by the Company until two years from the date hereof. Any shares of Preferred Stock outstanding thereafter are redeemable for cash, in whole or in part, at any time, at the option of the Company, at 110% of the bid price per share of the Preferred Stock on NASDAQ for the 20 trading days prior to the redemption date.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock to be redeemed at the holder's address shown on the stock transfer books of the Company. After the redemption date, unless there shall have been a default in payment of the redemption price, dividends will cease to accrue on the shares of Preferred Stock called for redemption, and all rights of the holders of such Preferred Stock will terminate except the right to receive the redemption price without interest.

     Conversion


     Automatic Conversion. If at any time after one year from the date hereof the closing price for the Preferred Stock, as quoted on The NASDAQ SmallCap Market or any national securities exchange, exceeds $20.00 per share for ten consecutive trading days, then the Preferred Stock will be automatically converted into Common Stock.

     Optional Conversion. The holder of Preferred Stock have the right, at the holder's option at any time after one year from the date hereof, to convert any or all such shares of Preferred Stock into Common Stock. The number of shares of Common Stock issuable upon conversion of a share of Preferred Stock (the "Conversion Rate") is equal to $10.00, plus accrued and unpaid dividends through the date of conversion (to the extent unpaid within 15 business days following the date of conversion), divided by $_____ (the "Conversion Price"). Although the Conversion Price is subject to adjustment for stock splits, reverse stock splits and other similar capitalizations, the Preferred Stock does not contain provisions protecting against dilution resulting from the sale of Common Stock at a price below the Conversion Price or the then current market price of the Company's securities. Assuming no accrued and unpaid dividends, the initial Conversion Rate will be __________ shares of Common Stock per share of Preferred Stock. Fractional shares of Common Stock will be rounded to the nearest whole share.


     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock or any series or class of the Company's stock hereafter issued that ranks junior as to liquidation rights to the Preferred Stock, but the holders of the shares of the Preferred Stock will not be entitled to receive the liquidation preference on such shares until the liquidation preference of any other series or class of the Company's stock previously or hereafter issued that ranks senior as to liquidation rights to the Preferred Stock has been paid in full.


     Voting Rights. The holders of the Preferred Stock will have no voting rights except as to matters affecting the rights of Preferred Stockholders or as to matters that all stockholders are entitled to vote on as a matter of law, such as mergers or acquisitions. In connection with any such vote, each outstanding share of Preferred Stock will be entitled to one vote, excluding any shares held by the Company or any entity controlled by the Company, which shares shall have no voting rights.


     It is not possible to state the actual effect of any other authorization of Preferred Stock upon the rights of holders of Common Stock until the Board determines the specific rights of the holders of any other series of Preferred Stock. The Board's authority to issue Preferred Stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of the Company, and may adversely affect the holders of the Common Stock.

IPO Warrants

     There are 2,300,000 IPO Warrants outstanding (each of which entitles the holder to purchase one share of Common Stock at $4.00 per share until July 9,
2001). The exercise price and the number of shares issuable upon exercise of the IPO Warrants are subject to adjustment in certain events, including the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions or combinations of the Common Stock or similar events. The IPO Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the IPO Warrants or the then current market price of the Company's Common Stock.

     IPO Warrants may be redeemed in whole or in part, at the option of the Company, upon 30 days' notice, at a redemption price equal to $.01 per IPO Warrant at any time after July 9, 1997 if the closing price of the Company's Common Stock on NASDAQ averages at least $8.00 per share for a period of 20 consecutive trading days.

     Holders of IPO Warrants may exercise their IPO Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification, under applicable state securities laws. The Company is required to use its best efforts to maintain a current Prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the exercise price of the IPO Warrants until the expiration date of the IPO Warrants, although there can be no assurance that the Company will be able to do so.

     The shares of Common Stock issuable on exercise of the IPO Warrants will be, when issued in accordance with the IPO Warrants, fully paid and non-assessable. The holders of the IPO Warrants have no rights as stockholders until they exercise their IPO Warrants.

Other Outstanding Common Stock Purchase Warrants


     The Company has issued 325,280 common stock purchase warrants each exercisable at $2.50 per share until December 1997, 257,280 of which were exercised subsequent to December 29, 1996. The Company is required to register the 257,280 shares of Common Stock underlying the subject warrants by August 10, 1997.


Stock Transfer and Warrant Agent

     Corporate Stock Transfer, Inc., Denver, Colorado, is the stock transfer agent and IPO Warrant agent for the Company's securities.

                  LIMITATIONS ON LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) for an act or omission for which the liability of the director is expressly provided by an applicable statute. The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. In addition, the Articles of Incorporation provide that any repeal or modification of this provision by the Company's stockholders or by Texas law will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. Moreover, any further elimination of director liability under Texas law will further limit the directors' liability under this provision. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

     The Company's Articles of Incorporation also require the Company to indemnify its directors and officers against expenses and certain other liabilities arising out of their conduct on behalf of the Company to the maximum extent and under all circumstances permitted by law, including liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Company, provided that each such person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the Company's best interests.

In the case of an action by or in the right of the Company, indemnification is available if such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the Company's best interests, except as regards a person adjudged to be liable to the Company, unless a court shall determine that such person is fairly and reasonably entitled to indemnity for certain expenses.

     Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE


     The Company has 2,108,750 shares of Common Stock outstanding as of October 6, 1996 and has reserved for issuance an aggregate of __________ shares of Common Stock upon exercise of the Existing Options. An aggregate of 1,000,000 shares issued in the IPO, 2,300,000 shares underlying the IPO Warrants and __________ shares issuable upon conversion of the Preferred Stock have been previously registered or are being registered hereby. Additionally, 300,000 shares issuable upon exercise of the Representative's IPO Warrants and __________ shares issuable upon conversion of the Representative's Warrants are subject to demand registration rights and 249,480 shares underlying common stock purchase warrants exercised after October 6, 1996, must be registered by the Company by August 10, 1997. Finally, a total of 990,000 shares of the Company's Common Stock outstanding have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), are "restricted securities" but may be sold from time to time under Rule 144 of the Securities Act, subject to lock up agreements restricting the sale of 500,000 of such shares until August 1997 except with the written consent of the Representative. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period, subject to certain requirements concerning the availability of public information, and the manner and notice of sale, may sell within any three-month period, a number of shares which does not exceed the greater of one percent of the then outstanding common shares or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person without any quantity limitation, so long as such person is not an affiliate of the Company, has not been an affiliate for three months prior to the sale and has beneficially owned the shares for at least two years. The remaining 240,000 shares are also subject to a lockup agreement restricting sale through August 1997 executed by JEB Investment Company ("JEB"). However, the shares are currently the subject of a foreclosure proceeding by WaterMarc and the JEB lockup agreement may not be effective against WaterMarc, in which event the 240,000 shares may be sold prior to the end of the lock-up period in August 1997. Exercise of the Existing Options could dilute the Company's net tangible book value and/or prove to be a hindrance to future financing. The holders of Existing Options may exercise them at a time when the Company might otherwise be able to obtain additional equity capital on terms more favorable to the Company. Exercise of registration rights and maintenance of a current prospectus in connection with the IPO Warrants, the shares issuable upon conversion of the Preferred Stock and the Representative's Warrants could involve substantial expense to the Company at a time when it could not afford such expenditures and may adversely affect the terms upon which the Company could obtain additional financing.

                                  UNDERWRITING

     The Underwriters named below, acting through Global Equities Group, Inc. as the lead managing underwriter (the "Representative") and __________ as the co-managing underwriter, have agreed, severally and not jointly, subject to the terms and conditions contained in an Underwriting Agreement dated the date of the commencement of the Offering contemplated hereby, to purchase the Preferred Stock from the Company in the amounts set forth below:

                                                              Shares of
     Underwriter                                            Preferred Stock

     Global Equities Group, Inc.                              ----------
     Suncoast Capital Corp.                                   ----------
     Total                                                      500,000

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the securities offered hereby, if any are purchased. The Company has been advised by the Representative that the Underwriters propose to offer the Preferred Stock to the public initially at the Offering price set forth on the cover page of this Prospectus, and to selected dealers, including Underwriters, at such price less a concession in an amount to be determined by the Representative. The Underwriters will purchase the Preferred Stock
(including the Preferred Stock subject to the Overallotment Option) offered hereby at a discount equal to 10% of the public Offering price, or $6.75 per share of Preferred Stock.

     The Company has granted the Representative an Overallotment Option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 75,000 shares of Preferred Stock on the same terms as the securities being purchased by the Underwriters from the Company. The Representative may exercise the Overallotment Option only to cover overallotments in the sale of the Preferred Stock that the Underwriters agreed to purchase.

     The Company has agreed to issue to the Representative warrants (collectively the "Representative's Warrants") to purchase up to 50,000 shares of Preferred Stock at $13.00 per share. The Representative's Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus. The Representative's Warrants are non-transferable for a period of one year following the date of this Prospectus, except to any of the Underwriters or to any individual who is either a partner or an officer of an Underwriter or by operation of law or by will or the laws of descent and distribution. The holders of the Representative's Warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized by the Representative on the sale of the securities issuable upon exercise of the Representative's Warrants may be deemed to be additional underwriting compensation.

     The Company has granted the holders of the Representative's Warrants and the underlying Preferred Stock certain rights with respect to the registration of the Preferred Stock underlying the Representative's Warrants under the Securities Act of 1933, as amended (the

"Securities Act"). The Company has agreed, for a period of four years commencing one year following the effective date of the Registration Statement of which this Prospectus is a part, at the request of any holder of the securities issued or issuable upon exercise of the Representative's Warrants, to use its best efforts to effect at the Company's expense a maximum of one registration under the Securities Act (the "Demand Registration") with respect to the securities underlying the Representative's Warrants. Subject to certain limitations, in the event the Company proposes to register any of its securities under the Securities Act during the five-year period following the effective date of the Registration Statement of which this Prospectus is a part, the holders of the Representative's Warrants and underlying securities are entitled to notice of such registration and may elect to include ("piggyback") the securities underlying the Representative's Warrants held by them in such registration. In connection with the above registrations, the Company is required to pay all fees, disbursements and out-of-pocket expenses associated with the Demand Registration and any piggyback registrations, except for the brokerage fees, commissions and, in the case of any piggyback registrations, legal fees of the holders of the Representative's Warrants or the underlying securities.

     The Representative will also receive a nonaccountable expense allowance of 3% of the aggregate initial public Offering price of the securities sold in this Offering, of which $50,000 has been paid to date.

     By virtue of holding the Representative's Warrants, the Representative possesses the opportunity to profit from a rise in the market price of the Company's securities. Furthermore, the exercise of the Representative's Warrants could dilute the interests of the Company's Common Stockholders. The existence of the Representative's Warrants may make it more difficult for the Company to raise additional equity capital. Although the Company will obtain additional equity capital upon exercise of the Representative's Warrants, it is likely that the Company could then raise additional capital on more favorable terms than those of the Representative's Warrants.


     The Company paid the Representative a commission of $40,000 in connection with the Company's sale of $400,000 of Bridge Notes in March 1996. In July 1996 the Representative acted as the Company's representative in connection with its IPO sale of 1,000,000 shares of Common Stock at $5.50 per share and 2,300,000 IPO Warrants at $.125 per warrant. In November 1996, the Company entered into a one year consulting agreement with the Representative pursuant to which the Representative agreed to provide financial consulting services to the Company, consider the feasibility of secondary public offerings, implement strategic planning, evaluate strategic alliances and prospective mergers and provide other financial services. The Company agreed to pay to the Representative for such consulting services a fee of $75,000 of which $60,000 has been paid.

     The Company has agreed (i) to allow the Representative to designate one director to the Company's Board of Directors for a period of five years from the date hereof, and (ii) not to offer Common Stock or grant options or warrants to purchase Common Stock without the prior consent of the Representative for a period of two years from the date hereof.


     The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act and to contribute in certain events to liabilities incurred by the Underwriters in connection with the sale of the Preferred Stock. In the opinion of the Commission, indemnification against liabilities under the Securities Act is against public policy and is therefore unenforceable.

     Prior to the Offering, there has been no public market for the Preferred Stock. The Preferred Stock price was arbitrarily determined through negotiations between the Company and the Representative. The principal factors considered in pricing the Preferred Stock were the current price of the Common Stock, Company's current and anticipated revenues and earning, its overall business prospects and the general condition of the securities markets at the time of the Offering.


     The Representative does not intend to sell the Preferred Stock to any accounts over which it exercises discretionary authority.

     Although it has no obligation to do so, the Representative intends to engage in market-making activities or soliciting brokerage activities with respect to the purchase or sale of the Common Stock, Preferred Stock and IPO Warrants in the NASDAQ SmallCap Market or other over-the-counter market where such securities may trade. However, no assurance can be given that the Representative will continue to participate as a market maker for the securities of the Company or that other broker/dealers will make a market in such securities. In connection with its IPO, the Company granted the Representative the right to act as the Company's exclusive agent in connection with any future solicitation of holders of the IPO Warrants to exercise their IPO Warrants. Unless granted an exemption by the Commission from Regulation M under the Exchange Act, the Representative will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during a period prescribed by Regulation M before the solicitation of the exercise of any IPO Warrants until the later of the termination of such solicitation activities or the termination by waiver or otherwise of any right the Representative may have to receive a fee for the exercise of the IPO Warrants following such solicitation. As a result, the Underwriter and soliciting broker/dealers may be unable to continue to make a market for the Company's securities during certain periods while the IPO Warrants are exercisable. Such a limitation, while in effect, could impair the liquidity and market prices of the Company's securities.

     In connection with the Offering, the Underwriters and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Preferred Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Preferred Stock for the purpose of stabilizing its market price. The Underwriters may also create a short position for the account of the Underwriters by selling more Preferred Stock in connection with the Offering than they are committed to purchase from the Company and in such case may purchase Preferred Stock in the open market following completion of the Offering to cover all or a portion of such short position, The Underwriters may also cover all or a portion of such short position, up to 75,000 additional shares of Preferred Stock, by exercising the Overallotment Option. Any of the transactions described in this paragraph may result in the maintenance of the Preferred Stock at a level above that which might other wise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     In connection with the Offering the Underwriters and selling group members (if any) and their respective affiliates may also engage in passive market making transactions in the Preferred Stock on the NASDAQ SmallCap Market immediately prior to the commencement of sales in this Offering, in accordance with Rule 103 under Regulation M. Passive market making consists of displaying bids on The NASDAQ SmallCap Market limited by the bid prices of independent market makers for a security and making purchases of a security which are limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average trading volume in the Preferred Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Preferred Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Gary A. Agron, Esq., Englewood, Colorado, has represented the Company in connection with the Offering. Mound, Cotton & Wollan, New York, New York, has acted as counsel for the Representative in connection with the Offering.

                                    EXPERTS


     The financial statements of the Company for the years ended December 29, 1996 and December 31, 1995, included herein, have been audited by Akin, Doherty, Klein & Feuge, P.C., independent certified public accountants. The financial statements have been so included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act, with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees.

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS
                                                 Page
Available Information............................  3
Prospectus Summary...............................  4
Risk Factors.....................................  9
Price Range of Common Stock...................... 17
Use of Proceeds.................................. 17
Capitalization................................... 18
Dividend Policy.................................. 19
Selected Financial Data.......................... 20
Management's Discussion and Analysis
 of Financial Condition and
 Results of Operations........................... 22
Business......................................... 26
Management....................................... 37
Principal Stockholders........................... 43
Certain Transactions............................. 44
Description of Securities........................ 46
Shares Eligible for Future Sale.................. 50
Underwriting..................................... 51
Legal Matters.................................... 54
Experts.......................................... 54
Additional Information........................... 54
Financial Statements.............................F-1

         Until __________, 1997, (25 days from the date of this Prospectus) all dealers effecting transactions in the registered securities whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    CLUCKCORP
                                 INTERNATIONAL,
                                      INC.

                                500,000 Shares of
                     Convertible Redeemable Preferred Stock
                                $10.00 per share


                                   PROSPECTUS

                           GLOBAL EQUITIES GROUP, INC.

                             SUNCOAST CAPITAL CORP.

                                __________, 1997

CluckCorp International, Inc.
Contents
December 29, 1996


Audited Financial Statements                        Page

Report of Independent Certified Public Accountants   F-1
Balance Sheets ...................................   F-2
Statements of Operations .........................   F-3
Statements of Stockholders' Equity ...............   F-4
Statements of Cash Flows .........................   F-5
Notes to Financial Statements ....................   F-6

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
CluckCorp International, Inc.
San Antonio, Texas

We have audited the accompanying balance sheets of CluckCorp International, Inc. as of December 29,1996 and December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CluckCorp International, Inc. as of December 29, 1996 and December 31, 1995, and the results of its operations and its cash flows for the fiscal years then ended, in conformity with generally accepted accounting principles.


/S/ Akin, Doherty, Klein & Feuge, P.C.
--------------------------------------
Akin, Doherty, Klein & Feuge, P.C.
San Antonio, Texas
February 6, 1997

CluckCorp International, Inc.
Balance Sheets

                                                        December 29,   December 31,
                                                           1996           1995
                                                        -----------    -----------
ASSETS
Current Assets
    Cash ............................................   $ 1,271,443    $   126,447
    Cash, restricted ................................       220,000           --
    Inventories .....................................         8,658          5,044
    Deferred financing costs ........................          --          144,074
    Other current assets ............................        10,590           --
    Note receivable from stockholder ................          --           40,000
                                                        -----------    -----------
         Total Current Assets .......................     1,510,691        315,565

Property and Equipment, net .........................     1,156,362        150,868

Other Assets
    Intangible property rights, net of accumulated
      amortization of $139,825 and $99,875 ..........       259,675        299,625
    Deposits ........................................        83,257         25,007
    Other assets ....................................       127,727         34,780
                                                        -----------    -----------
                                                            470,659        359,412
                                                        -----------    -----------

                                                        $ 3,137,712    $   825,845
                                                        ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Bridge notes payable, net of unamortized discount
      of $ -0- and $133,523 .........................   $      --      $   940,977
    Accounts payable, trade .........................       134,204        161,642
    Accrued liabilities .............................       220,406         89,043
    Note payable to bank ............................       200,000           --
                                                        -----------    -----------
         Total Current Liabilities ..................       554,610      1,191,662

Commitments and contingencies

Common stock subject to rescission, 0 shares
 in 1996 and 57,750 shares in 1995 ..................          --          195,818

Stockholders' Equity
    Preferred stock
    Common stock - $.01 par value; 10,000,000 shares
         authorized, 2,112,750 shares issued and
         outstanding in 1996 and 990,000 in 1995 ....        21,128          9,900
    Additional paid - in capital ....................     6,138,770        994,007
    Accumulated deficit .............................    (3,576,796)    (1,565,542)
                                                        -----------    -----------
         Total Stockholders' Equity (Deficit) .......     2,583,102       (561,635)
                                                        -----------    -----------

                                                        $ 3,137,712    $   825,845
                                                        ===========    ===========

See notes to financial statements.

CluckCorp International, Inc.
Statements of Operations

                                               Fiscal Years Ended
                                          December 29,   December 31,
                                             1996           1995
                                          -----------    ------------
Revenues
    Restaurant operations .............   $   263,892    $   226,678
    Area development fee, stockholder .        50,000
                                          -----------    -----------
                                              263,892        276,678

Costs and Expenses
    Cost of food and paper ............       122,530         82,171
    Restaurant salaries and benefits ..       125,954        127,400
    Occupancy and related expenses ....        58,191         63,605
    Operating expenses ................        73,661         86,641
    Preopening expenses ...............       131,074         59,363
    General and administrative expenses     1,261,198        567,605
    Depreciation and amortization .....       104,467         73,879
                                          -----------    -----------
         Total costs and expenses .....     1,877,075      1,060,664
                                          -----------    -----------

Loss from operations ..................    (1,613,183)      (783,986)

Other income (expense)
    Interest income ...................        56,747
    Interest expense and debt discount       (454,818)      (140,497)
                                          -----------    -----------
                                             (398,071)      (140,497)

Net Loss ..............................   $(2,011,254)   $  (924,483)
                                          ===========    ===========

Net loss per common share .............   $     (1.29)   $      (.75)
                                          ===========    ===========
Weighted average number of common
  and common equivalent shares
  outstanding .........................     1,553,824      1,224,531
                                          ===========    ===========

See notes to financial statements.

CluckCorp International, Inc.
Statements of Stockholders' Equity

                                                                                                 Total
                                         Common Stock             Additional                 Stockholders'
                                  ---------------------------      Paid-In      Accumulated     Equity
                                    Shares           Amount        Capital        Deficit      (Deficit)
                                  -----------     -----------    -----------    -----------   -----------
Balance at January 1, 1995 ....       990,000     $     9,900    $   994,007   $  (641,059)   $   362,848

Net loss for the year .........          --              --             --        (924,483)      (924,483)
                                  -----------     -----------    -----------    -----------   -----------

Balance at December 31, 1995 ..       990,000           9,900        994,007    (1,565,542)      (561,635)

Issuance of common stock in
   initial public offering ....     1,000,000          10,000      4,730,290          --        4,740,290
Other issuances of common stock        65,000             650        219,233          --          219,883
Common stock no longer subject
    to rescission .............        57,750             578        195,240          --          195,818
Net loss for the year .........                                                  (2,011,254)   (2,011,254)
                                  -----------     -----------    -----------    -----------   -----------

Balance at December 29, 1996 ..     2,112,750     $    21,128    $ 6,138,770    $(3,576,796)  $ 2,583,102
                                  ===========     ===========    ===========    ===========   ===========

See notes to financial statements.

CluckCorp International, Inc.
Statements of Cash Flows
Operating Activities

                                                                        Fiscal Years Ended
                                                                   December 29,   December 31,
                                                                      1996           1995
                                                                   -----------    -----------
Operating Activities
    Net loss for the year ......................................   $(2,011,254)   $  (924,483)
    Adjustments to reconcile net loss
      to net cash used in operations:
         Depreciation and amortization .........................        94,109         73,879
         Amortization of bridge note discount ..................       367,154         87,659
         Loss on forfeited deposits ............................          --           17,338
         Changes in operating assets and liabilities:
             Cash, restricted ..................................       (20,000)          --
             Inventories .......................................        (3,614)        (2,046)
             Deferred financing costs ..........................       144,074       (142,429)
             Other current assets ..............................       (10,590)       (40,000)
             Accounts payable and accrued expenses .............       103,925        133,037
                                                                   -----------    -----------
Net cash (used) by operating activities ........................    (1,336,196)      (797,045)

Investing Activities
    Purchases of property and equipment ........................    (1,059,654)        (5,071)
    Increase in deposits and other assets ......................      (151,197)       (57,395)
                                                                   -----------    -----------
Net cash (used) by financing activities ........................    (1,210,851)       (62,466)

Financing Activities
    Net proceeds from sale of common stock and warrants ........     4,960,173           --
    Net proceeds from sale of common stock subject to rescission          --          195,818
    Proceeds from issuance of bridge notes payable .............       376,370        764,318
    Proceeds from bank borrowings ..............................       200,000           --
    Restricted cash for note payable ...........................      (200,000)          --
    Repayments of stockholder advances .........................        40,000        (16,889)
    Repayments of bridge notes payable .........................    (1,684,500)          --
                                                                   -----------    -----------
Net cash provided by financing activities ......................     3,692,043        943,247
                                                                   -----------    -----------

Net increase in cash ...........................................     1,144,996         83,736

Cash at beginning of year ......................................       126,447         42,711
                                                                   -----------    -----------


Cash at End of Year ............................................   $ 1,271,443    $   126,447
                                                                   ===========    ===========

See notes to financial statements.

CluckCorp International, Inc.
Notes to Financial Statements
December 29, 1996 and December 31, 1995


NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization: CluckCorp International, Inc. ("CluckCorp" or the "Company") was organized in the State of Texas on June 18, 1993, and is an operator and developer of a quick service restaurant concept. The Company currently operates three restaurants in San Antonio and one restaurant in Corpus Christi, Texas. The restaurants provide high quality, quick service food featuring marinated oak-roasted rotisserie chicken with a variety of homemade side dishes.

The Company incorporated two wholly-owned subsidiaries during 1995, Cluckers Restaurants, Inc. and Harvest Restaurants, Inc., to act as franchisors for the Company's restaurants. Neither subsidiary conducted operations during 1996.

Fiscal Year: In 1996, the Company adopted a 52/53 - week fiscal year ending on the last Sunday in December. The fiscal year is divided into thirteen four-week periods. The first quarter consists of four periods and each of the remaining three quarters consist of three periods, with the first, second and third quarters ending 16 weeks, 28 weeks and 40 weeks respectively, into the fiscal year.

Cash and Cash Equivalents: The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 29, 1996, the Company had deposits of $218,795 in a financial institution which exceeded the FDIC insured amount.

Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of restaurant food and paper.

Property and Equipment: Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets (generally seven years for furniture, fixtures and equipment and 15 to 20 years for leasehold improvements), or applicable lease terms, if less. Maintenance and repairs are charged to expense as incurred, while improvements which increase the value of the property and extend the useful lives are capitalized.

Intangible Property Rights: The Company obtained under an agreement with Cluckers Wood Roasted Chicken, Inc. (CWRC), an unaffiliated Florida corporation, an exclusive license to use all of CWRC's intangible property rights in the State of Texas. Intangible property rights acquired from CWRC are stated at original acquired cost and amortized over a ten year period. The Company periodically assesses the valuation of the rights in light of projected operating results and economic conditions and impairments are recognized when the expected future undiscounted operating cash flows derived from such rights are less than their carrying value. No impairments have been recognized to date. Amortization expense of $39,950 is included in the accompanying statements of operations for each of the last two fiscal years.

Deferred Offering and Financing Costs: Deferred offering costs are netted against the equity offering to which they apply when the proceeds are received. Deferred financing costs are amortized over the life of the respective notes payable.

Revenue Recognition: Revenue from restaurant and product sales are recognized in the period in which food and beverage products are sold. Revenue from nonrefundable area development fees is recognized when all material services or conditions relating to the area development sale have been substantially performed or satisfied by the Company.

Preopening Costs: Preopening costs, which consist primarily of salaries and other direct expenses relating to the set up, initial stocking, training, and general management activities incurred prior to the opening of new stores, are charged to expense as incurred.

Advertising Costs: Advertising costs of $133,366 and $35,820 during the fiscal years ended December 29, 1996 and December 31, 1995, respectively, were charged to expense as incurred.

CluckCorp International, Inc.
Notes to Financial Statements
December 29, 1996 and December 31, 1995



NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes: In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", deferred tax assets and liabilities are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided against net deferred tax assets when realization during the next fiscal year is uncertain.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B - NOTES PAYABLE

At December 29, 1996, the Company had outstanding a $200,000 note payable to a financial institution. The note, which is collateralized by a $200,000 certificate of deposit, bears interest at the rate of 6.50% and is payable in monthly installments of interest only. The principal and accrued interest is due at the maturity date of November 3, 1997.

At December 31, 1995, the Company had bridge notes payable outstanding of $940,977, net of unamortized discount of $133,523. The notes were issued to individuals in four separate private offerings from May, 1995 through March, 1996, and were paid off in full with the proceeds from the Company's initial public offering completed in July 1996. During the fiscal years ended in 1996 and 1995, $367,153 and $87,659 of discount applicable to the bridge notes was amortized to interest expense.

The Company's weighted-average interest rate on it short-term borrowings, before amortization of debt discount, was 9. 8% in 1996 and 10.5% in 1995. After considering amortization of debt discount, the weighted-average interest rate was 50.6% in 1996 and 28.1% in 1995.


NOTE C - SUPPLEMENTAL FINANCIAL STATEMENT DATA

Property and equipment consists of the following:


                                    December 29,   December 31,
                                        1996          1995
                                    -----------    -----------
Land ............................   $   160,000    $      --
Buildings .......................       240,400           --
Furniture, fixtures and equipment       365,719         78,150
Leasehold improvements ..........       487,515        115,830
                                    -----------    -----------
                                      1,253,634        193,980
Less accumulated depreciation ...       (97,272)       (43,112)
                                    -----------    -----------

    Property and equipment, net .   $ 1,156,362    $   150,868
                                    ===========    ===========

CluckCorp International, Inc.
Notes to Financial Statements
December 29, 1996 and December 31, 1995



NOTE C - SUPPLEMENTAL FINANCIAL STATEMENT DATA - Continued

Accrued liabilities consists of the following at:

                                         December 29,     December 31,
                                            1996             1995
                                          --------         --------
Accrued payroll and related liabilities   $ 21,416         $  6,874
Accrued interest payable ..............       --             51,758
Accrued reporting costs ...............     94,900             --
Accrued property lease payments .......    100,000           29,500
Other accrued liabilities .............      4,090              911
                                          --------         --------

                                          $220,406         $ 89,043
                                          ========         ========


NOTE D - OPERATING LEASES

The Company currently conducts all its operations and maintains its administrative offices in leased facilities. The Company also has entered into lease agreements for facilities in San Antonio, Texas which the Company intends to develop as restaurants in the future. Lease terms generally are ten years with two or three five-year renewal options. Most of the leases contain escalation clauses and require payment of common area maintenance charges or taxes, insurance and other expenses. The Company also leases certain equipment under non-cancelable operating leases having terms expiring at various dates through 2001. Rental expense under operating lease agreements, including common area maintenance charges, was $156,393 and $120,262 for the periods ended December 29, 1996 and December 31, 1995, respectively.

Future minimum lease payments which are required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

                    Years Ended December:           Amount
                    ---------------------           ------

                         1997                   $    297,710
                         1998                        283,285
                         1999                        258,331
                         2000                        257,121
                         2001                        256,435
                         Thereafter                1,592,780
                                                ------------

              Total future minimum payments     $  2,945,662
                                                ============

CluckCorp International, Inc.
Notes to Financial Statements
December 29, 1996 and December 31, 1995



NOTE E - FEDERAL INCOME TAXES

Deferred income taxes resulted from the following temporary differences and loss carryforwards at:


                                            December 29,   December 31,
                                                1996          1995
                                            -----------    -----------

Deferred tax asset - loss carryforwards .   $ 3,400,000    $ 1,565,542
                                            ===========    ===========


Net deferred tax asset at expected rates    $ 1,156,000    $   532,284
Less valuation allowance ................    (1,156,000)      (532,284)
                                            -----------    -----------

               Deferred tax asset allowed   $      --      $      --
                                            ===========    ===========

The Company has not recorded any income tax expense (benefit) since its inception. The Company's tax operating loss carryforwards are available for utilization against taxable income and expire in various amounts from 2008 through 2011.


NOTE F - STOCKHOLDERS' EQUITY

Initial Public Offering: In July 1996, the Company sold 1,000,000 shares of common stock and 2,300,000 warrants to purchase common stock in an initial public offering of its securities. The Company realized net proceeds of $4,740,290 from the offering based upon the sale of the common stock at $5.50 per share and the warrants at $.125 per warrant.

Reverse Common Stock Split: On July 17, 1995, the Board of Directors authorized a five-for-two reverse common stock split. All references to number of shares and to stock warrants as well as per share information have been adjusted to reflect the stock split on a retroactive basis.

Preferred Stock: The Company has authorized 5,000,000 shares of $1 par value preferred stock, none of which is issued or outstanding. Dividend rates, conversion rights, redemption and voting rights and liquidation rates have not been set by the Board of Directors. See Note K.

Common Stock Subject to Rescission: At December 31, 1995, the Company had classified 118,750 shares of common stock issued between August 1995 and March 1996 in connection with the sale of $1,197,500 of bridge notes as temporary equity due to the uncertainty as to whether the private placement exemption could be claimed since these securities were sold after the filing of the Registration Statement. Without the exemption, the transactions could be considered integrated with the offering, subjecting the Company to potential liability for sales of unregistered securities. All bridge note holders were repaid their investment upon the closing of the initial public offering in July 1996. However, the possibility exists the Company could be liable for a claim by the bridge lenders in connection with the issuance of the 118,750 shares of common stock to them at a rate of $3.83 per share (or an aggregate of $454,812), which is the per share value, before offering costs, attributed to the common stock. Management considers the likelihood of a claim being filed to be remote and has reclassified these shares as equity at December 29, 1996.

Stock Option Plan: In July 1994, the Company adopted a stock option plan which provides for the granting of either incentive stock options or non-qualified stock options. Options can be issued to officers, employees, directors and outside consultants; however, incentive stock options are issuable only to eligible officers and employees. The Company has reserved a total of 250,000 shares of common stock for the plan.

CluckCorp International, Inc.
Notes to Financial Statements
December 29, 1996 and December 31, 1995



NOTE F - STOCKHOLDERS' EQUITY - Continued

The Company applies APB Opinion 25 and related interpretations in accounting for this plan. The Company considers the options granted to be for future services and accordingly, no compensation cost would have been recognized in 1996 or 1995 had the Company applied the provisions of SFAS Number 123.

A summary of the status of the Company's stock option plan as of December 29, 1996 and December 31, 1995, and changes during the fiscal years ending on those dates is presented below:

                                                            1996                                   1995
                                                 ------------------------------       ----------------------------
                                                               Weighted-Average                   Weighted-Average
                                                  Shares        Exercise Price        Shares       Exercise Price
                                                  ------        --------------        ------       --------------

Outstanding options at beginning of year           80,000           $ 2.50               --            $  --
   Granted                                        206,000             5.94             80,000            2.50
   Exercised                                         --                --                --               --
   Forfeited                                      (80,000)            2.50               --               --
                                                 --------                             -------

Outstanding options at end of year                206,000             5.94             80,000            2.50
                                                 ========                             =======

Options exercisable at year end                      --                                16,000
                                                 ========                             =======

Weighted-average fair value of
 options granted during the year                                     $ 1.62                               --


The following table summarizes information about the options outstanding at December 29, 1996:

                                  Options Outstanding                             Options Exercisable
                 ------------------------------------------------------     ----------------------------
                    Number         Weighted-Average                            Number
                 Outstanding          Remaining        Weighted-Average     Exercisable  Weighted-Average
Exercise Price   at 12/29/96      Contractual Life       Exercise Price     at 12/29/96   Exercise Price
--------------   -----------      ----------------       --------------     -----------   --------------

   $ 3.85            6,000             4.6 years             $ 3.85                -            $ 3.85
     6.00          200,000             4.8 years               6.00                -              6.00
                  --------                                                ------------

                   206,000             4.8 years               5.94                -              5.92
                  ========                                                ============

CluckCorp International, Inc.
Notes to Financial Statements
December 29, 1996 and December 31, 1995



NOTE F - STOCKHOLDERS' EQUITY - Continued

Warrants: The following is a summary of warrant activity, after giving effect to the July 17, 1995 reverse stock split:

                                                        Warrants/        Exercise
Issue Date                  Purpose                     Options            Price                Expiration
----------                  -------                     -------            -----                ----------

April 1994          Private sale of common stock         100,000          $ 2.50              December 31, 1997
August 1994         Private sale of common stock          30,480            2.50              December 31, 1997
December 1994       Bridge notes                          35,600            2.50              December 31, 1997
May 1995            Bridge notes                         159,200            2.50              December 31, 1997
July 1996           Initial public offering            2,300,000            4.00              July 9, 2001
July 1996           Initial public offering              100,000            6.60              July 9, 2001
July 1996           Initial public offering              200,000            4.15              July 9, 2001
                                                      ----------

    Outstanding at December 29, 1996                   2,925,280
                                                       =========


NOTE G - RELATED PARTY TRANSACTIONS

In March 1995, the Company entered into an area development agreement with a stockholder of the Company for the exclusive license to develop up to ten restaurants in Singapore over a 20-year period. The fee under the area development agreement was $50,000, of which the Company had received $20,000. A non-interest bearing unsecured promissory note initially due March 30, 1996 was extended to September 30, 1996. In December 1996, the area development agreement was modified to reduce the number of restaurants that can be developed from ten to two and reduce the fee from $50,000 to $10,000. The stockholder was refunded $10,000 and the balance of the note was charged to expense.

On August 10, 1995, the Company entered into a five year employment agreement with its Chairman and Chief Executive Officer. Annual compensation is fixed at the larger of $75,000 or 20% of all franchise and area development fees paid to the Company, together with 5% of all royalty fees received by the Company under any franchise agreements and area development agreements executed during the Chairman's employment. In September 1996, the employment agreement was amended to increase his salary from $75,000 to $90,000 per year.

During 1996, the Company paid its Chairman and Chief Executive Officer $29,800 for certain fixed assets used in the operations of the Company.

The Company has a $20,000 certificate of deposit which collateralizes a personal loan for an officer of the Company.


NOTE H - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

The Company paid interest of $139,423 during the fiscal year ended December 29, 1996. No interest was paid during the fiscal year ended December 31, 1995, and no federal or state taxes were paid during fiscal years ended December 31, 1996 and 1995.

CluckCorp International, Inc.
Notes to Financial Statements
December 29, 1996 and December 31, 1995



NOTE I - LOSS PER SHARE

Loss per common share is computed by dividing net loss by the weighted average number of shares outstanding during each period plus, when their effect is dilutive, common stock equivalents consisting of certain shares subject to stock options and warrants. In 1996, the inclusion of additional shares assuming the exercise of the stock options and warrants would have been antidilutive.

Loss per common share is calculated as follows:
                                                             Fiscal
                                                           Year Ended
                                                   December 29,   December 31,
                                                      1996            1995
                                                   -----------    ------------


Net loss .......................................   $(2,011,254)   $  (924,483)
                                                   ===========    ============

Weighted average number of shares outstanding ..     1,553,824      1,001,287

Common stock equivalents due to assumed exercise
  of  options and warrants .....................          --          223,244
                                                   -----------    ------------

                                                     1,553,824       1,224,531


Net loss per common share ......................   $     (1.29)   $       (.75)
                                                   ===========    ============


NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS

The only financial instruments of the Company at December 29, 1996, are cash and notes payable. The carrying amount of the financial instruments approximate fair value.


NOTE K - SUBSEQUENT EVENTS

In January 1997, warrants to purchase 253,280 shares of common stock were exercised, resulting in proceeds to the Company of $633,200.

In February, 1997, the Company filed a Registration Statement on Form SB-2 covering the sale of 500,000 shares of the Company's Convertible Redeemable Preferred Stock. The stock is being offered at $10 per share and is convertible at the option of the holder into common stock at any time after one year from the effective date of the offering, at a to be determined conversion price. There is no assurance that the Registration Statement will be declared effective by the Securities and Exchange Commission, or that the Company will be successful in selling the Preferred Stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

     Article Eleven of the Registrant's Articles of Incorporation provide as follows:

     "Section 1. Mandatory Indemnification and Advancement of Expenses. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding ("Proceeding"), by reason of the fact that he is or was a Director or Officer of the Corporation, or who, while a Director or Officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Act against all judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such Proceeding. Such right shall be a contract right and shall include the right to require advancement by the Corporation of reasonable expenses (including attorneys' fees) incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made by the Corporation only upon delivery to the Corporation of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under the Act and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be ultimately determined that such person has not satisfied such requirements.

     Section 2. Nature of Indemnification. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights permitted by law to which a person seeking indemnification may be entitled under any Bylaw, agreement, vote of Shareholders or disinterested Directors or otherwise, and shall continue as to a person who has ceased to be a Director or Officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 3. Insurance. The Corporation shall have power to purchase and maintain insurance or other arrangements on behalf of any person who is or was a director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Eleven or the Act."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 25. Other Expenses of Issuance and Distribution.(1)


         SEC Registration Fee.....................      $  4,863
         NASD Filing Fee..........................         2,105
         Blue Sky Filing Fees.....................        10,000
         Blue Sky Legal Fees......................        20,000
         Printing Expenses........................        40,000
         Legal Fees and Expenses..................       100,000
         Accounting Fees..........................        30,000
         NASDAQ SmallCap Application..............        10,000
         Transfer Agent and Certificates..........         2,000
         Miscellaneous Expenses...................        31,032
                                                        --------
         TOTAL....................................      $250,000


(1) Does not include the Representative's commissions and fees of $975,000 ($1,121,250 if the over-allotment is exercised). All expenses are estimated except SEC and NASD registration and filing fees.

ITEM 26. Recent Sales of Unregistered Securities

     During the last three years, the Registrant sold the following shares of its Common Stock which were not registered under the Securities Act of 1933, as amended (the "1933 Act").

     (i) In April 1994, the Registrant sold 100,000 Units of its securities, each Unit consisting of one share of $.01 par value Common Stock and one common stock purchase warrant for $2.50 per Unit to the following persons.

         Name                                                 Number of Shares

         Dr. Henry H. Salzarulo                                    20,000
         Paul Bourke                                               20,000
         Dr. & Mrs. George Bruce                                    4,000
         Robert Jones                                              20,000
         Jeffrey Morehouse                                         10,000
         Michael Presinger                                         20,000
         Dr. Larry Bowman                                           6,000

     (ii) In June 1994, the Registrant issued 240,000 shares of its $.01 par value Common Stock to WaterMarc Food Management, Inc. ("WaterMarc") in exchange for a cancellation of approximately $485,000 of an $800,000 promissory note issued to WaterMarc and other advances received from WaterMarc totaling approximately $42,000.

     (iii) In August 1994, the Registrant sold 110,000 shares of its $.01 par value Common Stock to the following persons at $2.50 per share. The Private Placement Agent, World Equities, Inc. received 11,000 common stock purchase warrants exercisable at $2.50 per share until December 1996 as additional compensation for acting as the Company's Selling Agent in connection with the sale of the shares.

         Name                                                 Number of Shares

         David Robbins                                            5,000
         Norman Glutzen                                          10,000
         Eric Matye                                              10,000
         John F. Wilhide                                         10,000
         Andrew J. Salperto                                       5,000
         Alan Haehle                                             10,000
         Richard Wagner                                          20,000
         Michael J. Grear                                        20,000
         Bhagvan Vaghani                                         10,000
         John M. Downey                                          10,000

     (iv) Between December 1994 and May 1995, the Registrant borrowed $497,000 from a group of 24 investors (all of whom were "accredited investors" as that term is defined under Regulation D of the 1933 Act), evidenced by promissory notes ("Bridge Notes") bearing interest at 10% per annum. As additional consideration for purchase of the Bridge Notes, each investor received one common stock purchase warrant for each $2.50 loaned (an aggregate of 198,800 warrants), exercisable to purchase one share of Common Stock at $2.50 per share at any time until December 1997. The Private Placement Agent, World Equities, Inc., received 19,480 warrants identical in terms to the warrants issued to the investors as additional compensation for acting as the Company's selling agent in connection with the loan.

     (v) In August and November 1995, the Registrant borrowed $577,500 from a group of 20 investors (all of whom were "accredited investors" as that term is defined under Regulation D of the 1933 Act), evidenced by promissory notes ("Notes") bearing interest at 10% per annum. As additional consideration for purchase of the Notes, the investors received an aggregate of 57,750 shares of Common Stock for no additional consideration, which shares were registered as a part of the Registrant's Registration Statement on Form SB-2, File No. 33-95796 declared effective July 9, 1996.

     (vi) In March 1996, the Registrant borrowed $610,000 from three investors (all of whom were "accredited investors" as that term is defined under Regulation D of the 1933 Act), evidenced by promissory notes ("Notes") bearing interest at 10% per annum. As additional consideration for purchase of the Notes, the investors received an aggregate of 61,000 shares of Common Stock for no additional consideration, which shares were registered as a part of the Registrant's Registration Statement on Form SB-2, File No. 33-95796 declared effective July 9, 1996.

     With respect to the above sales, the Registrant relied on Section 4(2) and/or Regulation D of the 1933 Act. No advertising or general solicitation was employed in Offering the securities. The securities were offered to a limited number of individuals all of whom purchased as an investment and not with a view to distribution or resale and the transfer thereof was appropriately restricted by the Registrant. No advertising or general solicitation was employed in any of the sales. All security holders were sophisticated investors capable of analyzing the merits and risks of their investment and realizing a loss of their entire investment.

ITEM 27. Exhibits.


   Exhibit No.                  Title

     1.17                      Form of Underwriting Agreement (2)

     1.18                      Form of Selling Group Agreement

     1.19                      Form of Representative's Warrant

     1.20                      Form of Agreement Among Underwriters

     1.21                      Form of Amended Underwriting Agreement

     2.01 Articles of Incorporation of the Registrant, as amended(1)

     2.02                      Bylaws of the Registrant(1)

     2.03                      Articles of Incorporation of Harvest Restaurants,
                               Inc.(1)

     2.04                      Bylaws of Harvest Restaurants, Inc.(1)

     2.05                      Articles of Incorporation of Cluckers
                               Restaurants, Inc.(1)

     2.06                      Bylaws of Cluckers Restaurants, Inc.(1)


     5.02 Opinion of Gary A. Agron, Esq., regarding legality of the Preferred Stock (includes Consent)(2)


    10.01                      Incentive Stock Option Plan(1)

    10.02                      Settlement Agreement with Cluckers Wood Roasted
                               Chicken, Inc.(1)

    10.12                      Uniform Franchise Offering Circular (Cluckers)(1)

    10.13                      Form of Franchise Agreement (Cluckers)(1)

    10.14                      Form of Area Development Agreement (Cluckers)(1)

    10.15                      Employment Agreement with Mr. Gallagher(1)

    10.16                      Employment Agreement with Mr. Gibbs(1)

    10.17                      Area Development Agreement with Mr. McGill(1)

    10.20                      Uniform Franchise Offering Circular (Harvest
                               Rotisserie)(1)

    10.21                      Form of Area Development Agreement (Harvest
                               Rotisserie)(1)

    10.22                      Form of Franchise Agreement (Harvest Rotisserie)
                               (1)

    10.23                      License Agreement(1)

    10.24                      License Agreement(1)


    10.25                      Amendment to Area Development Agreement with
                               Mr. McGill(2)

    10.27                      Ground Lease (Harvest Rotisserie - Dezavala)(2)

    10.28                      Ground Lease (Harvest Rotisserie - Herzberg)(2)

    10.29                      Consulting Agreement with the Representative(2)

    10.30                      Building Lease (Harvest Rotisserie - Corpus
                               Christi)

    10.31                      Building Lease (Harvest Rotisserie - San
                               Antonio)(2)

    10.32                      Agreement with Roasters Corp.

    10.33                      Agreement with Pollo Operators, Inc.

    10.34                      Building Lease (Harvest Rotisserie - 11730 West
                               Avenue, San Antonio)

    10.35                      Land Contract (St. Petersburg)

    23.09                      Consent of Akin, Doherty, Klein & Feuge, P.C.(2)

    23.10 Consent of Gary A. Agron, Esq., (See 5.02, above)(2)

    23.11                      Consent of Akin, Doherty, Klein & Feuge, P.C.


(1) Incorporated by reference to the Registrant's definitive Registration Statement on Form SB-2 File No. 33-95796 declared effective on July 9, 1996.


(2) Previously File


ITEM 28. Undertakings.

     The Registrant hereby undertakes that:

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) Subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

     (c) If the issuer relies on Rule 430A under the Securities Act, that the small business issuer will:

          (i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
     (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that Offering of the securities at that time as the initial bona fide Offering of those securities.

     (d) Any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

     (e) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     (f) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (g) It will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas, on ____________, 1997.

                                        CLUCKCORP INTERNATIONAL, INC.



                                        By: /s/ William J. Gallagher
                                        ----------------------------
                                             William J. Gallagher
                                             Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

     Signature                     Title                                Date


By: /s/ William J. Gallagher   Chairman of the Board of         __________, 1997
------------------------------ Directors and Chief Executive
William J. Gallagher           Officer

By: /s/ Larry F. Harris        President and Director           __________, 1997
------------------------------
Larry F. Harris

By: /s/ Sam Bell Steves Rosser Vice President - Development,    __________, 1997
------------------------------ Treasurer and Director
Sam Bell Steves Rosser

By: /s/ Michael M. Hogan       Director                         __________, 1997
------------------------------
Michael M. Hogan

By: /s/ Theodore M. Heesch     Director                         __________, 1997
------------------------------
Theodore M. Heesch

By: /s/ Joseph Fazzone         Chief Financial Officer and      __________, 1997
------------------------------ Principal Accounting Officer
Joseph Fazzone

                          CLUCKCORP INTERNATIONAL, INC.
                                  EXHIBIT INDEX


Exhibit No.                            Title


   1.18                    Form of Selling Group Agreement

   1.19                    Form of Representative's Warrant

   1.20                    Form of Agreement Among Underwriters

   1.21                    Form of Amended Underwriting Agreement

  10.30                    Building Lease (Harvest Rotisserie - Corpus Christi)

  10.32                    Agreement with Roasters Corp.

  10.33                    Agreement with Pollo Operators, Inc.

  10.34                    Building Lease - 11730 West Avenue, San Antonio

  10.35                    Land Contract (St. Petersburg)

  23.11                    Consent of Akins, Doherty, Klein & Feuge, P.C.